As filed with the Securities and Exchange Commission on February 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT LAKES BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	551111	13-4237490
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code)	Identification Number)

2421 Main Street
Buffalo, New York 14214
(716) 961-1900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Andrew W. Dorn, Jr.
President and Chief Executive Officer
Great Lakes Bancorp, Inc.
2421 Main Street
Buffalo, New York 14214
(716) 961-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Robert J. Olivieri, Esq.
Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203-2391
(716) 856-4000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ______________.

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ______________.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock ($.001 par value)	1,961,620 shares	$8.47	$16,614,922	$1,529
Class B Common Stock ($.001 par value)	115,750 shares	$8.47	$ 980,403	$ 91
			Total	$1,620

___________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2), based on the book value of the securities of Greater Buffalo Savings Bank as of December 31, 2002, which are the securities to be converted in the reorganization into securities of the Registrant.

JOINT PROXY STATEMENT/PROSPECTUS

GREAT LAKES BANCORP, INC.

Prospectus For 1,961,620 Shares Of Common Stock and

115,750 Shares Of Class B Common Stock

GREATER BUFFALO SAVINGS BANK

Proxy Statement For Annual Meeting Of Shareholders

          We are furnishing this joint proxy statement/prospectus to you, the shareholders of Greater Buffalo Savings Bank, a New York State chartered stock savings bank. This proxy statement is being delivered to you in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held on April 29, 2003, or any adjournment thereof. We are also delivering this joint proxy statement/prospectus to you in connection with the proposal to issue to you up to 1,961,620 shares of Great Lakes Bancorp, Inc. common stock and 115,750 shares of Great Lakes Bancorp, Inc. Class B common stock upon completion of the reorganization described herein. Greater Buffalo Savings Bank directed the formation of Great Lakes Bancorp, Inc., a Delaware corporation, to act as a holding company for Greater Buffalo Savings Bank.

          At the Annual Meeting, you will consider and vote upon the election of five Class A Directors to serve for a term of three years and until their successors are elected and qualified and the approval of an Agreement and Plan of Reorganization dated as of February 10, 2003 which facilitates the formation of a holding company structure for Greater Buffalo Savings Bank. Under the proposed Agreement and Plan of Reorganization, Great Lakes Bancorp, Inc. would acquire all of the outstanding shares of Greater Buffalo Savings Bank common stock and Class B common stock in a transaction whereby each shareholder of Greater Buffalo Savings Bank will receive one share of Great Lakes Bancorp, Inc. common stock for each share of Greater Buffalo Savings Bank common stock owned by him and one share of Great Lakes Bancorp, Inc. Class B common stock for each share of Greater Buffalo Savings Bank Class B common stock owned by him. This applies to all outstanding shares of Greater Buffalo Savings Bank common stock and Class B common stock other than any of such shares held by a Greater Buffalo Savings Bank shareholder who elects to exercise dissenters' rights under Section 6022 of the New York Banking Law.

          If the proposed Agreement and Plan of Reorganization is approved at the Annual Meeting and is thereafter consummated, (i) our stock certificates (other than those representing dissenting shares) will automatically represent the same number of shares of Great Lakes Bancorp, Inc. common stock or Class B common stock as the number of shares of our common stock or our Class B common stock, respectively, previously represented by such stock certificates, and the holders of such certificates (other than those representing dissenting shares) will have all of the rights of holders of Great Lakes Bancorp, Inc. common stock or Bancorp Class B common stock, as the case may be, and (ii) our shareholders (other than dissenting shareholders) will be entitled, but not required, to exchange their existing stock certificates for new certificates evidencing the same number of shares of Great Lakes Bancorp, Inc. common stock or Bancorp Class B common stock, as the case may be.

          Greater Buffalo Savings Bank is proposing the Agreement and Plan of Reorganization to effect its plan to reorganize into a holding company structure. After the reorganization, existing shareholders of Greater Buffalo Savings Bank would be the only shareholders of Great Lakes Bancorp, Inc., and their proportionate ownership interest in Greater Buffalo Savings Bank would remain unchanged, except that such ownership interest would be held indirectly through Great Lakes Bancorp, Inc. For a discussion of Greater Buffalo Savings Bank's reasons for reorganizing into a holding company structure, see "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Reasons for the Reorganization."

          We are first mailing this joint proxy statement/prospectus, the Notice of Special Meeting and form of proxy to Greater Buffalo Savings Bank shareholders on April 1, 2003.

          Neither Greater Buffalo Savings Bank common stock nor Class B common stock is traded on any securities market.

          See "Risk Factors" beginning on page 5 for a discussion of factors you should carefully consider before deciding how to vote.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this joint proxy statement/prospectus is March 21, 2003.

GREATER BUFFALO SAVINGS BANK
2421 Main Street
Buffalo, New York 14214

________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2003

________________________________________________

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Greater Buffalo Savings Bank, a New York banking corporation will be held at 2421 Main Street, Buffalo, New York on April 29, 2003 at 5:30 p.m., local time, for the following purposes:

          1. To elect five Class A Directors to hold office for a term of three (3) years and until their successors have been elected and qualified;

          2. To consider and vote upon the approval of an Agreement and Plan of Reorganization, dated as of February 10, 2003, by and between Greater Buffalo Savings Bank and Great Lakes Bancorp, Inc., a Delaware corporation; and

          3. To take action upon and transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

          These items of business are described in the attached joint proxy statement/prospectus. Only holders of record of Greater Buffalo Savings Bank common stock at 5:00 p.m. on March 14, 2003 are entitled to notice of, and to vote at, the Annual Meeting. Any such holder of Greater Buffalo Savings Bank common stock entitled to vote on the proposed Agreement and Plan of Reorganization who does not vote in favor thereof has the right to receive payment of the fair value of such holder's shares of Greater Buffalo Savings Bank common stock upon compliance with the provisions of Section 6022 of the New York Banking Law. Failure to comply strictly with the procedures set forth in Section 6022 will cause such holder to forfeit his dissenter's rights provided therein.

By Order of the Board of Directors,
Louis Sidoni
Secretary

Dated: March 21, 2003

          All shareholders are invited to attend the meeting in person. Whether you expect to attend or not, please vote, sign and date the enclosed proxy card and mail it promptly in the enclosed, postage paid envelope. Any shareholder present at the Annual Meeting may withdraw his or her proxy and vote personally on each matter brought before the Annual Meeting.

ANNEXES
Annex A	Agreement and Plan of Reorganization
Annex B	New York Banking Law Section 6022
Annex C	Certificate of Incorporation of Great Lakes Bancorp, Inc.
Annex D	Bylaws of Great Lakes Bancorp, Inc.

____________________________

          You should rely only on the information contained in this joint proxy statement/prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date on the front of this joint proxy statement/prospectus.

____________________________

FORWARD LOOKING STATEMENTS

          This joint proxy statement/prospectus contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting our customers, competitor responses to our products and services, the overall market acceptance of such products and services and other factors set forth herein under "Risk Factors." We use words like "will," "may," "should," "plan," "believe," "expect," "anticipate," "intend," "future" and other similar expressions to identify forward looking statements. Our shareholders should not place undue reliance on these forward looking statements, which speak only as of their respective dates. These forward looking statements are based on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under "Risk Factors" and elsewhere herein. Our actual operating results could differ materially from those predicted in these forward looking statements, and any other events anticipated in the forward looking statements may not actually occur.

SUMMARY

          The following highlights information contained elsewhere in this joint proxy statement/prospectus. Accordingly, it is not complete and may not contain all of the information that may be important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the information under "Risk Factors" and the attached annexes. In addition, we encourage you to carefully review the information set forth in the Greater Buffalo Savings Bank's 2002 Annual Report to Shareholders enclosed herewith. Unless the context otherwise requires, references to the "Bank," "we," "us," or "our" refer to Greater Buffalo Savings Bank.

General Information Concerning the Annual Meeting
Date, Place and Time of the Annual Meeting	April 29, 2003 at 5:30 p.m., local time, at 2421 Main Street, Buffalo, New York.

Matters to be Considered at the Annual Meeting	At the Annual Meeting, our shareholders will consider and vote upon proposals relating to (i) the election of five Class A Directors to serve for a term of three years and until their successors are elected and qualified and (ii) an Agreement and Plan of Reorganization that will result in our adoption of a holding company structure.

Record Date	Only holders of record of our common stock at 5:00 p.m. on March 14, 2003 are entitled to notice of, and to vote at, the Annual Meeting.

The Reorganization
Introduction	Pursuant to the Agreement and Plan of Reorganization appended hereto as Annex A, or the Plan of Reorganization, and subject to the conditions set forth therein, Great Lakes Bancorp, Inc., or Bancorp, will become our holding company. Upon consummation of the transactions contemplated by the Plan of Reorganization, or the Reorganization, the business activities of Bancorp will initially consist solely of owning all of our outstanding capital stock. It is possible that additional businesses may be acquired or commenced by Bancorp after the Reorganization, although no new business or acquisitions are currently planned. After the Reorganization, we will continue our current business and operations as a New York State chartered stock savings bank under our existing name. Our existing organization certificate and bylaws will not be affected by the Reorganization.

Parties to the Reorganization	We are a New York State chartered stock savings bank organized under the New York Banking Law, or NYBL. We offer an array of retail and business banking services, and conduct business through our headquarters in Buffalo, New York and our four branch offices serving the Greater Buffalo area. Our deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation, or FDIC. At December 31, 2002, we had total assets, deposits, net loans receivable and shareholders' equity of approximately $224 million, $197 million, $142 million and $18 million, respectively.

Bancorp, is a newly formed business corporation incorporated by us under the Delaware General Corporation Law, or DGCL.

The Reorganization	To effect the Reorganization, Bancorp will acquire all of our outstanding capital stock in exchange for shares of its capital stock. Upon the consummation of the Reorganization, (i) each outstanding share of our common stock will be exchanged for one share of Bancorp common stock and (ii) each outstanding share of our Class B common stock will be exchanged for one share of Bancorp Class B common stock. As a result of the Reorganization, we will become a wholly owned subsidiary of Bancorp. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Exchange of Our Shares" and "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Description of Bancorp Capital Stock."

Recommendation and Reasons	Our Board of Directors has unanimously approved the Plan of Reorganization and recommends that holders of our common stock vote to approve the Plan of Reorganization. Our Board of Directors believes a holding company structure offers us significant advantages in comparison to our existing corporate structure, including greater financial, investment and operating flexibility, the ability to borrow funds and the ability to repurchase our stock. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Reasons for the Reorganization."

Certain Considerations	There can be no assurances that our efforts in forming Bancorp and obtaining regulatory approvals will be successful. There also can be no assurances that we will experience any beneficial results from using the holding company structure.

Vote required for Approval of Plan of Reorganization	The affirmative vote of the holders of at least 1,307,812 shares of our common stock, constituting a two-thirds majority of the total of such shares outstanding on the record date, is required to approve the proposed Plan of Reorganization. On the record date, our Directors and executive officers (and their affiliates) beneficially owned and had the power to vote 751,913 shares, or approximately 36%, of our common stock. Such persons have indicated their intention to vote, or direct the voting of, all of such shares in favor of the adoption of the Plan of Reorganization.

Conditions and Regulatory Approvals	The consummation of the Plan of Reorganization is conditioned upon the fulfillment of certain conditions set forth in the Plan of Reorganization, including approval by the New York State Banking Department, or the Banking Department, the Board of Governors of the Federal Reserve System, or FRB, and the holders of our common stock. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Conditions to the Reorganization."

Exchange of Stock Certificates	After the Reorganization is consummated, stock certificates representing shares of our common stock and Class B common stock (other than those representing dissenting shares) will automatically represent the same number of shares of Bancorp common stock or

Class B common stock, as the case may be, and the holders of such certificates (other than those representing dissenting shares) will have all of the rights of holders of Bancorp common stock or Class B common stock, as the case may be. Holders of record of our common stock and Class B common stock may exchange their existing stock certificates for new certificates representing shares of Bancorp common stock or Class B common stock, as the case may be. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Treatment of Our Stock Certificates."

Market for Bancorp Capital Stock	There is no established public trading market for our common stock or Class B common stock and we do not expect an established public trading market for Bancorp common stock or Class B common stock to develop upon consummation of the Reorganization. Presently, we do not intend to list Bancorp common stock or Class B common stock on any national or regional stock exchange or qualify it for trading on the automatic quotation system of the National Association of Securities Dealers.

Management of Bancorp	Upon consummation of the Reorganization, the directors of Bancorp will be the same persons who serve as our directors, and the executive officers of Bancorp will be the same persons who serve as our executive officers.

Federal Income Tax Consequences	The Reorganization is expected to qualify as a tax-free exchange for the purpose of United States Federal income taxation and no gain or loss is expected to be recognized by holders of our common stock or Class B common stock whose shares are exchanged for Bancorp common stock or Class B common stock. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Tax Consequences of the Reorganization."

Accounting	Our assets, liabilities and shareholders' equity will be carried forward on the consolidated financial statements of Bancorp at the respective amounts reflected in our books as of the consummation of the Reorganization. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Accounting Treatment of the Reorganization."

Rights of Dissenting Shareholders	Any holder of our common stock entitled to vote on the Plan of Reorganization who does not vote in favor thereof has the right to receive payment of the fair value of such holder's shares of common stock upon compliance with the provisions of Section 6022 of the NYBL appended hereto as Annex B. Failure to comply strictly with the procedures set forth in Section 6022 will cause such holder to forfeit his or her dissenter's rights. Holders of our non-voting Class B common stock are not entitled to dissenters' rights. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Rights of Dissenting Shareholders."

Regulation and Supervision	After the Reorganization, Bancorp, as a bank holding company, will be subject to Federal law pertaining to such entities and will be subject to supervision by the FRB. Bancorp will also be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and in accordance therewith will be required to file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. See "INFORMATION ABOUT BANCORP - Regulation."

We, as a New York State chartered stock savings bank, will continue to be regulated by the Banking Department and the FDIC. See "INFORMATION ABOUT US - Regulation."

Certain Differences in Stockholder Rights	The rights of our shareholders are governed by the NYBL and our organization certificate and bylaws. After the Reorganization, the rights of our shareholders as stockholders of Bancorp will be governed by the DGCL and Bancorp's certificate of incorporation and bylaws. This change in applicable law, organizational documents and bylaws will result in certain differences in the rights of our shareholders. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Certain Differences in Stockholder Rights."
4

RISK FACTORS

          In addition to the other information contained in this joint proxy statement/prospectus, you should consider carefully the following risk factors in deciding whether to vote in favor of the Plan of Reorganization.

Bancorp has no operating history and may not be able to operate profitably in the future.

          Upon approval of the Plan of Reorganization, our shareholders (other than dissenting shareholders who comply with the provisions of Section 6022 of the NYBL) will receive shares of Bancorp stock without the ability of analyzing the historical performance of Bancorp. Bancorp is a newly formed Delaware corporation with no history of financial performance. Bancorp's financial condition immediately following the Reorganization will depend on our operations and profitability. As Bancorp continues to operate in the future, additional factors may affect its profitability including, among others, (i) additional businesses started or acquired by Bancorp and (ii) the nature and effect of Federal and/or state laws and regulations applicable to Bancorp or us.

Our business is highly regulated and we cannot predict how future regulatory changes might affect our business and profitability.

          Bank holding companies and banks (including savings banks) operate in a highly regulated environment and are subject to extensive supervision and examination by Federal and state regulatory agencies. Bancorp is subject to, among other statutes, the Bank Holding Company Act of 1956, as amended, or BHCA, and to regulation and supervision by the FRB. We, as a New York State chartered stock savings bank, are subject to the NYBL and the Federal Deposit Insurance Act, as well as to regulation and supervision by the Banking Department and, as a result of the insurance of our deposits, the FDIC. The statutory and regulatory requirements to which we are subject are intended primarily for the protection of depositors and the Bank Insurance Fund, rather than for the benefit of investors. We and Bancorp are subject to changes in Federal and state law, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business and profitability of Bancorp and us in the future.

Our failure to meet mandatory capital adequacy requirements could result in supervisory action.

          We are also subject to various regulatory capital adequacy requirements mandated by our regulators that require us to meet specific capital adequacy guidelines. These guidelines involve quantitative measurements of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices, as well as qualitative judgments by the regulators as to components, risk weighing and other factors. Since our inception, we have been in compliance with all applicable regulatory capital adequacy requirements. Our failure to continue to meet these minimum capital requirements could result in, among other things, our being required to submit a capital restoration plan to the FDIC or having restrictions placed on our activities.

          Additionally, bank holding companies, such as Bancorp, are subject to similar adequacy requirements.

Restrictions on our ability to pay dividends to Bancorp, as well as our dividend policy, could affect Bancorp's ability to pay its expenses and pay dividends to its stockholders.

          Bancorp's principal source of funds to pay dividends on its capital stock and to pay its expenses, including principal and interest on any outstanding loans it may obtain in the future, will be cash dividends and/or management fees it receives from us and any additional subsidiaries it may acquire or establish in the future. If Bancorp does not receive adequate funds to meet its payment obligations, it could be declared in default. If Bancorp enters into any loan agreement, it likely will be secured by a pledge of our capital stock. If a default by Bancorp should occur under the terms of any such loan agreement, it may result in the forfeiture by Bancorp of any interest in our stock.

          The payment of dividends by us to Bancorp is subject to restrictions imposed by the NYBL and additional New York State regulations. Without regulatory approval, the total of all dividends declared by us and payable to Bancorp in any calendar year may not exceed net profits for that year plus retained net profits for the preceding two years less any required transfer to surplus.

          Federal law prohibits a bank from making any capital distribution (including the payment of a dividend or management fee) if, after making the distribution, the institution would be "undercapitalized," as defined by statute. Also, any management fee paid by us to Bancorp must be reasonable in relation to the services rendered by Bancorp. In addition, the applicable Federal regulators have authority to prohibit a bank from engaging in an "unsafe or unsound practice" in conducting its business, as determined by such regulators. The payment of dividends or management fees by us to Bancorp could be deemed to be an unsafe or unsound practice, depending upon our financial condition.

          To the extent Bancorp receives dividends and/or management fees from us in excess of its expenses, it presently intends to retain such excess for future growth. Accordingly, it is not likely that Bancorp will pay any cash dividends to its stockholders in the near future.

Bancorp's Certificate of Incorporation and Bylaws, as well as certain Federal regulations, contain provisions that could delay, discourage or prevent a change in control.

          Bancorp's certificate of incorporation and bylaws appended hereto as Annex C and Annex D, respectively, contain certain provisions that may delay, discourage or prevent a change in control that Bancorp stockholders may consider favorable or may impede the ability of Bancorp's stockholders to change its management. See "PROPOSAL 2 - Approval of Proposed Agreement and Plan of Reorganization - Certain Differences in Stockholder Rights." In addition, Federal law also requires the approval of the FRB prior to the acquisition of control of a bank holding company. See "PROPOSAL 2 - Approval of the Proposed Agreement and Plan of Reorganization - Conditions to the Reorganization" and "INFORMATION ABOUT BANCORP - Regulation."

GENERAL INFORMATION

          This joint proxy statement/prospectus and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Greater Buffalo Savings Bank, a New York State chartered stock savings bank, of proxies to be voted at the Annual Meeting of Shareholders to be held at 2421 Main Street, Buffalo, New York, on April 29, 2003, at 5:30 p.m., local time, and at any adjournment or adjournments thereof. The approximate date on which this joint proxy statement/prospectus and the accompanying form of proxy are first being sent to our shareholders is April 1, 2003.

          Our common stock is our only outstanding class of voting securities. Only holders of our common stock as of the close of business on March 14, 2003 will be entitled to receive notice of and to vote at the meeting. As the close of business on such date, we had outstanding 1,961,620 shares of our common stock, the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting. Outstanding shares of our Class B common stock are not entitled to vote at the Annual Meeting.

          The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees for Director named in this joint Proxy Statement/Prospectus and FOR the approval of the Plan of Reorganization.

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. Each nominee for election as a Director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be elected at the Annual Meeting. Under the law of the State of New York, our state of incorporation, only "votes cast" by the shareholders entitled to vote are determinative of the outcome of the matter subject to shareholder vote. Abstentions, broker non-votes and withheld votes will be counted in determining the existence of a quorum, but will not be considered votes cast. The affirmative vote of not less than two-thirds of our outstanding shares of common stock is required to approve the Plan of Reorganization.

          The execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1

ELECTION OF DIRECTORS

          Our organization certificate provides that our Board of Directors shall consist of not less than seven members and not more than 25 members, as determined by resolution of our Board of Directors. Our Board of Directors is divided into three classes with respect to term of each office, with the term of office of one class expiring each year. Currently, our Board of Directors is comprised of 15 members: Andrew W. Dorn, Jr., Carolyn B. Frank, Brenda Williams McDuffie, Louis Sidoni and Barry M. Snyder, Class A Directors whose terms expire in 2003; Sarah Hill Buck, William A. Evans, Acea M. Mosey-Pawlowski, Dennis M. Penman, Louis J. Thomas and Frederick A. Wolf, Class B Directors whose terms expire in 2004; and Fred J. Hanania, Luiz F. Kahl, James A. Smith and David L. Ulrich, Class C Directors whose terms expire in 2005. At the Annual Meeting, five Class A Directors shall be elected to hold office for a term expiring in 2006, and until the election and qualification of their respective successors.

          Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election as Directors of Andrew W. Dorn, Jr., Carolyn B. Frank, Brenda Williams McDuffie, Louis Sidoni and Barry M. Snyder, each of whom is presently a Director and has been previously elected by our shareholders. If any of these nominees should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as our Board of Directors shall designate. Our Board of Directors has no reason to believe that any of these nominees will be unable or unwilling to serve if elected to office.

          The following information is provided concerning the nominees for election as Class A Directors and our Class B and Class C Directors:

Nominees for election as Class A Directors for terms of office expiring in 2006:

          Andrew W. Dorn, Jr. has served as our President and Chief Executive Officer and as a Director since we began operations in 1999. From 1995 to 1998, he served in the same capacity for Jamestown Savings Bank. Mr. Dorn is a graduate of the State University of New York at Buffalo and earned a masters degree in Finance from Canisius College.

          Carolyn B. Frank has served as a Director since our inception in 1999. From 1987 until May 2002, she was associated with Kaleida Health Systems serving, at various times, as chief financial officer, chief executive officer and president. Since May 2002, she has been an independent consultant to the health care industry. Mrs. Frank is a graduate of Canisius College.

          Brenda Williams McDuffie has been a Director since our inception in 1999. She has been president of the Buffalo Urban League, Inc. since 1998. Prior thereto, she served as executive director for the Buffalo and Erie County Private Industry Council for 15 years. Ms. McDuffie is a graduate of the State University College of New York at Buffalo and also earned a Graduate Certificate in Human Resource Development from the State University of New York at Buffalo School of Management.

          Louis Sidoni has been an Executive Vice President, our Secretary and a Director since our inception in 1999. From 1993 until June 1998, he served as an executive Vice President and Chief Operating Officer of Jamestown Savings Bank. Mr. Sidoni is a graduate of the University of Buffalo.

          Barry M. Snyder has been a Director since our inception in 1999 and has served as our Chairman of the Board of Directors since August 2001. He is the President and Chief Executive Officer of Tuxedo Junction, a chain of formal wear rental stores, and the Chairman of the Board of Great Skate Hockey Supply Company, a distributor of hockey equipment in the United States. Mr. Snyder is a graduate of the State University of New York at Buffalo.

Present Class B Directors whose terms of office expire in 2004:

          Sarah Hill Buck has been a Director since our inception in 1999. Since 1986, she has been the owner and President of Fiduciary Services, Inc., a provider of fiduciary tax and accounting services. Prior thereto, Ms. Buck was engaged in the private practice of law in Buffalo, New York. Ms. Buck is a graduate of Bethany College and received a masters degree in psychology from the Ohio State University and a J.D. degree from the State University of New York at Buffalo School of Law.

          William A. Evans has been a Director since our inception in 1999 and serves as our Vice Chairman of the Board of Directors. Since the sale of his business in 1995, Mr. Evans has been engaged in private investment. Mr. Evans is a graduate of the United States Military Academy at West Point and the University of Florida School of Law.

          Acea M. Mosey-Pawlowski has been a Director since our inception in 1999. Since 1995, she has been engaged in the private practice of law in Buffalo, New York and has served as in-house counsel to Allied Publishing Service, a national wholesaler of magazines. She is a graduate of Canisius College and the Thomas Cooley School of Law.

          Dennis M. Penman has been a Director since our inception in 1999. He has been an Executive Vice President and Chief Operating Officer of M. J. Peterson Real Estate Corporation, a real estate brokerage and development company, since 1980. Mr. Penman is a graduate of the State University of New York at Buffalo and the Institute of Real Estate Management.

          Louis J. Thomas has been a Director since our inception in 1999. Since 1970, he has served in various capacities with the United Steelworkers Union, and currently serves as Director of District 4 of such union, covering the Northeastern United States and the Commonwealth of Puerto Rico. Mr. Thomas attended East Stroudsburg State College and served on the faculty of Syracuse University.

          Frederick A. Wolf has been a Director and has served as our Assistant Secretary since our inception in 1999. Since January 2000, Mr. Wolf has been County Attorney for the County of Erie, New York. Prior thereto, Mr. Wolf was engaged in the private practice of law in Buffalo, New York for approximately 32 years. Mr. Wolf is a graduate of the University of Buffalo and the State University of New York at Buffalo School of Law.

Present Class C Directors whose terms of office expire in 2005:

          Fred J. Hanania has been a Director since our inception in 1999. From 1969 until his withdrawal from day to day management in 1989, he was the President of BWC Transportation, a cartage, leasing and transportation company. Since 1989, he has been engaged in real estate development and management. Mr. Hanania attended the University of Buffalo.

          Luiz F. Kahl has been a Director since our inception in 1999. Since 1995, he has been a principal in, and the President of, Vector Group, LLC, a private investment company. Prior thereto, Mr. Kahl was President of Carborundum Company, a manufacturer of high technology ceramic materials and ceramic fibers. Mr. Kahl received a B.S. in Engineering from the University of Rio de Janeiro and a M.S.M.E. degree from the University of Houston.

          James A. Smith has been a Director since our inception in 1999. He has been a practicing orthopedic since 1974. Dr. Smith is a graduate of Georgetown University and the State University of New York at Buffalo School of Medicine.

          David L. Ulrich has been a Director since our inception in 1999. Since 1984, he has been the owner and President of Ulrich & Company, a full service insurance agency. In addition, since 1992, he has been the owner and President of Ulrich Development Company, LLC, a real estate development company. Mr. Ulrich is a graduate of Ball State University and The Home Insurance Company School of Insurance.

          OUR BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR" EACH OF THE NOMINEES FOR CLASS A DIRECTOR.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

          During 2002, our Board of Directors held ten meetings. Each Director attended at least 75% of the aggregate number of meetings of our Board of Directors and meetings held by all committees of our Board of Directors on which he or she served, except for Mr. Kahl, who due to illness was only able to attend 50% of such meetings, and Ms. McDuffie, who attended 70% of such meetings.

Executive Committee

          Our Board of Directors has a standing Executive Committee which, subject to limitations set forth in our bylaws and applicable law, has and may exercise the powers of our Board of Directors between meetings of our Board of Directors. The members of our Executive Committee are Messrs. Snyder (Chair), Dorn, Evans, Kahl, Sidoni, Ulrich and Wolf and Mrs. Frank. Our Executive Committee held 12 meetings in 2002.

Audit Committee

          Our Audit Committee, comprised of Mrs. Frank (Chair), Ms. Mosey-Pawlowski, Ms. Buck, Ms. McDuffie and Mr. Thomas, held six meetings in 2002. Each member of our Audit Committee is independent as defined under Section 10A(m)(3) of the Exchange Act. In addition, pursuant to the requirements of Section 407 of the Sarbanes-Oxley Act of 2002, our Board of Directors has determined that Mrs. Frank qualifies as an "audit committee financial expert". The duties of our Audit Committee consist of reviewing with our independent auditors and our management, the scope and results of the annual audit and other services provided by our independent auditors. Our Audit Committee also reviews other regulatory compliance matters. Our Board of Directors has adopted a charter for the Audit Committee, a copy of which was appended to the proxy statement issued by us in connection with our 2001 Annual Meeting of Shareholders.

Compensation Committee

          The non-employee independent members of our Executive Committee, consisting of Messrs. Snyder (Chair), Evans, Kahl, Ulrich and Wolf and Mrs. Frank, serve as our Compensation Committee. This committee (i) reviews the performance of our chief executive officer, (ii) makes recommendations concerning his compensation and (iii) reviews all of our employment policies and benefit programs.

Nominating Committee

          Our Board of Directors does not have a standing Nominating Committee, the functions of which are handled by our Board of Directors in its entirety. Pursuant to the our bylaws, our Board of Directors must deliver nominations for Directors to our Secretary at least 50 days prior to the date of the Annual Meeting. A shareholder who wishes to nominate a candidate for Director must give us prior written notice thereof, which notice must be personally delivered or mailed via registered first class mail, return receipt requested, to our Secretary and must be received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date our proxy statement was first mailed to shareholders in connection with our previous year's Annual Meeting of Shareholders. If such nomination is given in connection with a special meeting for the election of Directors, it must be received by us not more than seven days after the notice of special meeting is first mailed to our shareholders. The notice of nomination must contain the following information: (i) the full names and residence and business addresses of the proposed nominees; (ii) the principal occupation of the proposed nominees for the most recent five years; (iii) the number of shares of each class of our capital stock beneficially owned directly or indirectly by the proposed nominees; (iv) the total number of shares of our capital stock to be voted for each of the proposed nominees (to the extent then known); (v) the name and residence and business address of the nominating shareholder; and (vi) the number of shares of each class of our capital stock owned directly or indirectly by the nominating shareholder. Any nomination not made in strict accordance with the foregoing provisions will be disregarded at the direction of our Chairman of the Board.

Option Committee

          The Option Committee of our Board of Directors, which administers all of our stock option plans, includes Messrs. Ulrich (Chair), Kahl and Smith and Mrs. Frank. The Option Committee held one meeting in 2002.

Assets and Liabilities Committee

          The Assets and Liabilities Committee consists of Messrs. Evans (Chair), Snyder, Dorn, Sidoni and Wolf and Mrs. Frank. The duties of this committee include (i) developing an asset/liability management process and related procedures, (ii) establishing a monitoring and reporting system, (iii) developing asset/liability strategies and tactics and (iv) overseeing the maintenance of our asset/liability management information system. The Assets and Liabilities Committee held eight meetings in 2002.

Loan Committee

          Our Loan Committee reviews credit requests requiring committee approval and is responsible for the development, implementation and revision of our loan policy. This committee, comprised of Messrs. Ulrich (Chair), Snyder, Evans, Dorn, Sidoni, Wolf and Kahl and Mrs. Frank, held 12 meetings in 2002.

Code of Ethics

          We have adopted a Code of Ethics which governs all of our Directors, officers and employees, including our Chief Executive Officer and other executive officers.

OUR DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

          The following table sets forth certain information regarding our Directors and executive officers:

Name	Age	Position

Barry M. Snyder	58	Chairman of the Board of Directors

William A. Evans	62	Vice Chairman of the Board of Directors

Andrew W. Dorn, Jr.	52	President, Chief Executive Officer, Treasurer and Director

Louis Sidoni	71	Executive Vice President, Secretary and Director

Kim S. Destro	45	Vice President and Chief Financial Officer

Paul W. Bergman	49	Vice President and Chief Lending Officer

Marylou Borowiak	43	Vice President and Chief Banking Officer

Harold Davis	59	Vice President and Chief Information Officer

Frederick A. Wolf	60	Assistant Secretary and Director

Sarah Hill Buck	55	Director

Carolyn B. Frank	44	Director

Fred J. Hanania	69	Director

Luiz F. Kahl	66	Director

Brenda Williams McDuffie	48	Director

Acea M. Mosey-Pawlowski	36	Director

Dennis M. Penman	53	Director

James A. Smith	54	Director

Louis J. Thomas	60	Director

David L. Ulrich	55	Director

          All of our officers are elected annually at the first meeting of our Board of Directors following the Annual Meeting of Shareholders and serve at the discretion of our Board of Directors. There are no family relationships between any of our executive officers or Directors. Recent business experience of our Directors is set forth above under "Election of Directors." Recent business experience of our executive officers who are not also Directors is as follows:

          Kim S. Destro has been our Vice President and Chief Financial Officer since November 1999. From January 1997 until November 1999, she served as Vice President and Controller for Jamestown Savings Bank. Ms. Destro received a Bachelors of Science - Accounting degree from the State University of New York at Fredonia, and is a certified public accountant.

          Paul W. Bergman has been our Vice President and Chief Lending Officer since our inception in 1999. From 1991 until such time, he was a Vice President of Key Corp. Mr. Bergman is a graduate of Canisius College.

          Marylou Borowiak has been our Vice President and Chief Banking Officer since May 2000. From 1993 until May 2000, she served as a regional Vice President for First Niagara Bank. Ms. Borowiak is a graduate of the State University of New York at Buffalo.

          Harold Davis has been our Vice President and Chief Information Officer since May 1999. From 1993 until January 1999, he served in a similar capacity for First Niagara Bank. Mr. Davis is a graduate of the State University of New York at Buffalo.

COMPENSATION OF OUR EXECUTIVE OFFICERS

          The following table sets forth the cash compensation as well as certain other compensation paid during the years ended December 31, 2000, 2001 and 2002 for our Chief Executive Officer. None of our other executive officers received annual compensation in excess of $100,000. The amounts shown include compensation for services in all compensation capacities.

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options/ SARs(2)	All Other Compensation

Andrew W. Dorn, Jr.,	2002	$ 120,000	$ -	$ 7,200(1)	12,000	-
President, Chief Executive	2001	120,000	-	7,200(1)	-	-
Officer and Treasurer	2000	120,000	-	7,200(1)	20,000	-

_________________________

(1)  Consists of employer contributions and matching contributions made by us for the benefit of Mr. Dorn pursuant to our 401(k) Plan.

(2)  Consists of grants to Mr. Dorn under our 2000 Stock Option Plan.

Employee Plans

          2000 Stock Option Plan. In October 1999, our Board of Directors adopted the Greater Buffalo Savings Bank 2000 Stock Option Plan, or the 2000 Stock Option Plan, which was subsequently approved by our shareholders and the New York State Superintendent of Banks, or Superintendent of Banks. 180,000 shares of our common stock have been reserved for issuance under the 2000 Option Plan. Pursuant to this Plan, our Option Committee may grant non-qualified stock options to our Directors and founders and incentive stock options to our employees, including our officers. In each instance, the exercise price for the options shall not be less than the greater of (i) the fair market value of our common stock on the date of grant as determined by our Board of Directors and (ii) $10. Generally, options granted to our Directors and founders vest immediately and options granted to our employees vest over a 5-year period at the rate of 20% per year beginning one year from the date of grant. All options granted under the 2000 Option Plan expire ten years from the date of grant. In 2002, we granted options to purchase 34,550 shares of common stock under our 2000 Option Plan.

          2002 Stock Option Plan. In February 2002, our Board of Directors adopted the Greater Buffalo Savings Bank 2002 Stock Option Plan, or the 2002 Stock Option Plan, which was subsequently approved by our shareholders and the Superintendent of Banks. 200,000 shares of our common stock have been reserved for issuance under the 2002 Stock Option Plan. Pursuant to this Plan, our Option Committee may grant non-qualified stock options to our Directors and founders and incentive stock options to our employees, including our officers. In each instance, the exercise price of the options shall not be less than the greater of (i) the fair market value of our common stock on the date of grant as determined by our Board of Directors or (ii) $10. Generally, options granted to our Directors and founders vest immediately and options granted to our employees vest over a 5-year period at the rate of 20% per year beginning one year from the date of grant. All options granted under the 2002 Option Plan expire ten years from the date of grant. In 2002, we granted options to purchase 15,600 shares of common stock under our 2002 Option Plan.

          401(k) Plan. We maintain a 401(k) retirement savings plan which covers substantially all of our employees, including our executive officers, who have completed at least 365 days of service. We contribute an annual amount equal to 3% of each participant's base salary. Eligible participants may also contribute up to 15% of their annual compensation (15% for highly compensated employees), subject to an annual limitation as adjusted by the provisions of the Internal Revenue Code of 1986, as amended, or the Code. Participant contributions are matched by us in an amount equal to 50% of his contributions. Our matching contributions are limited to an additional 3% of the participant's base salary and vest at the rate of 20% per year.

          Options Granted in Last Fiscal Year

          The following table contains information concerning the grant of stock options to our executive officers and directors in 2002.

Name and Principal Position	Option Grants(1)	Percentage of Total Options Granted to Employees	Exercise Price Per Share(2)	Expiration Date

Andrew W. Dorn, Jr., President, Chief Executive Officer and Treasurer	12,000	36.98	$10	3/1/12

Louis Sidoni, Executive Vice President and Secretary	3,000	9.24	$10	3/1/12

Kim S. Destro, Vice President and Chief Financial Officer	2,900	8.94	$10	/1/12

Paul W. Bergman, Vice President and Chief Lending Officer	2,150	6.63	$10	3/1/12

Marylou Borowiak, Vice President and Chief Banking Officer	2,900	8.94	$10	3/1/12

Harold Davis, Vice President and Chief Information Officer	1,400	4.31	$10	3/1/12

_____________________________________________

(1) Generally, options granted to our Directors and founders pursuant to the 2000 Stock Option Plan and the 2002 Stock Option Plan vest immediately, and options granted to our employees pursuant to the 2000 Stock Option Plan and the 2002 Stock Option Plan vest over a 5-year period at the rate of 20% per year beginning one year from the date of grant.

(2) Pursuant to the provisions of the 2000 Stock Option Plan and the 2002 Stock Option Plan, the exercise price of options granted shall not be less than the greater of (i) the fair market value of our common stock on the date of grant as determined by our Board of Directors or (ii) $10. Based on our prior lack of profitability and the historical sale price of our common stock, the Option Committee granted the options at an exercise price of $10.

Aggregate Option Exercised in Last Fiscal Year and Fiscal Year-End Option Values

          The following table sets forth information with respect to our executive officers named in the compensation table set forth above concerning the exercise of options during 2002 and unexercised options held at the end of 2002.

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised in-the-Money Options At Fiscal Year End (1)
Name and Principal Position	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew W. Dorn, Jr., President, Chief Executive Officer and Treasurer	0	$ 0	12,000	28,000	$ 0	$ 0

_______________________

(1)  Represents the difference between $8.47, the book value of our common stock as of December 31, 2002 as determined by our Board of Directors, and the exercise prices of such options which are exercisable at an exercise price of $10.

Equity Compensation Plan Information

          The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002, including the 2000 Stock Option Plan and the 2002 Stock Option Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	188,000	$10	192,000

Equity compensation plans not approved by security holders	-	-	-

Total	188,000	$10	192,000

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The non-employee members of our Executive Committee currently serve as our Compensation Committee. This committee makes recommendations to our Board of Directors with respect to the compensation of our executive officers and reviews all of our employment policies and benefit programs.

          The base salary of our Chief Executive Officer was initially set in November 1999 to be competitive with that of chief executive officers at other de novo banks. Since we are a de novo bank, the Compensation Committee has adopted a compensation strategy for our Chief Executive Officer that utilizes reasonable salaries and places heavy emphasis on incentive compensation such as cash bonuses and stock options in order to reward contributions to our long-term success. We anticipate that once we have achieved sustained profitability, the base salary for our Chief Executive Officer will be determined by competitive, market-based pay practices, performance evaluations and expected future contributions. Base salaries will most likely be targeted at the median level of salaries at comparable banks for executives with similar experience, but will also take into account unique responsibilities and performance.

Barry M. Snyder, Chairman
William A. Evans
Luiz F. Kahl
David L. Ulrich
Frederick A. Wolf
Carolyn B. Frank

REPORT OF THE AUDIT COMMITTEE

Review of Our Audited Financial Statements

          The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2002 with our management. The Audit Committee has also discussed with Freed Maxick & Battaglia, PC, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

          The Audit Committee has also received and reviewed the written disclosures and the letter from Freed Maxick & Battaglia, PC required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," and has discussed the independence of Freed Maxick & Battaglia, PC with that firm.

          Based on the review and the discussions noted above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2002 for filing with the FDIC.

Freed Maxick & Battaglia, PC Information

          Fees related to services performed on our behalf by Freed Maxick & Battaglia, PC for the year ended December 31, 2002 are as follows:

Audit Fees	$19,596

Financial Information Systems Implementation and Design	-

All Other Fees	8,567

Total	$28,163

          The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Freed Maxick & Battaglia, PC's independence and has concluded that it is.

Carolyn B. Frank, Chair
Acea M. Pawlowski-Mosey
Sarah Hill Buck
Brenda Williams McDuffie
Louis J. Thomas

COMPENSATION OF DIRECTORS

          During 2002, options to purchase 1,200 shares of our common stock at an exercise price of $10 per share were granted to each of our non-employee Directors. No other compensation was paid to our Directors in 2002.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          The rules and regulations promulgated by the FDIC require our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the FDIC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our officers, Directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all such forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us, during the year ended December 31, 2002 all such filing requirements applicable to our officers, Directors and persons who own more than 10% of a registered class of our equity securities were complied with.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information as of December 31, 2002 regarding the beneficial ownership of our common stock and Class B common stock by: (i) each person or entity who is known by us to own beneficially more than 5% of our common stock or 5% or more of our Class B common stock; (ii) by each Director; (iii) by each of or our executive officers and (iv) by all of our executive officers and Directors as a group.

	Common Stock		Class B Common Stock
Directors, Officers and 5% Shareholders	Number of Shares (1)	Percentage of Class	Number of Shares (1)	Percentage of Class

Barry M. Snyder (2)(3)	183,790	8.86	0	0
William A. Evans (2)(4)	123,200	5.94	0	0
Andrew W. Dorn, Jr. (2)(5)	30,200	1.46	0	0
Louis Sidoni (2)(6)	26,000	1.25	0	0
Kim S. Destro (2)(7)	2,220	*	0	0
Paul W. Bergman (2)(8)	3,020	*	0	0
Marylou Borowiak (2)(9)	620	*	0	0
Harold Davis (2)(10)	1,920	*	0	0
Frederick A. Wolf (2)(11)	35,200	1.70	0	0
Sarah Hill Buck (2)(12)	7,700	*	0	0
Carolyn B. Frank (2)(13)	7,200	*	0	0
Fred J. Hanania (2)(14)	43,200	2.08	0	0
Luiz F. Kahl (2)(15)	23,200	1.12	0	0
Brenda Williams McDuffie (2)(16)	4,200	*	0	0
Acea M. Mosey-Pawlowski (2)(17)	42,443	2.05	0	0
Dennis M. Penman (2)(18)	4,200	*	0	0
James A. Smith (2)(19)	103,200	4.98	0	0
Louis J. Thomas (2)(20)	7,700	*	0	0
David L. Ulrich (2)(21)	103,200	4.98	0	0
All Directors and Executive Officers as a Group (19 persons) (22)	751,913	36.26	0	0
Fannie Mae	97,880	4.72	115,750	100

________

* Less than 1%.

(1) Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder, except to the extent that authority is shared by spouses under applicable law.

(2) The business address of each of the executive officers and Directors is 2421 Main Street, Buffalo, New York 14214.

(3) Includes (i) 180,090 shares of common stock held by Lindrew Properties, LLC, a family limited liability company of which Mr. Snyder is the sole member and (iii) 2,000 shares of common stock issuable under options granted to Mr. Snyder under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Snyder under the 2002 Stock Option Plan which are exercisable within 60 days.

(4) Includes 12,000 shares of common stock issuable under options granted to Mr. Evans under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Evans under the 2002 Stock Option Plan which are exercisable within 60 days.

(5) Includes (i) 100 shares of common stock owned directly by Mr. Dorn's spouse, as to which Mr. Dorn disclaims beneficial ownership and (ii) 12,000 shares of common stock issuable under options granted to Mr. Dorn under the 2000 Stock Option Plan which are exercisable within 60 days. Excludes 28,000 shares of common stock issuable under options granted to Mr. Dorn under the 2000 Stock Option Plan which are not exercisable within 60 days.

(6) Includes (i) 4,000 shares of common stock owned by D. A. Ross Irrevocable Trust of which Mr. Sidoni is co-Trustee and shares voting and investment power and (ii) 10,000 shares of common stock issuable under options granted to Mr. Sidoni under the 2000 Stock Option Plan which are exercisable within 60 days. Excludes 15,000 shares of common stock issuable under options granted to Mr. Sidoni under the 2000 Stock Option Plan which are not exercisable within 60 days.

(7) Includes 1,220 shares of common stock issuable under options granted to Ms. Destro under the 2000 Stock Option Plan which are exercisable within 60 days. Excludes 4,780 shares of common stock issuable under options granted to Ms. Destro under the 2000 Stock Option Plan which are not exercisable within 60 days.

(8) Includes 1,520 shares of common stock issuable under options granted to Mr. Bergman under the 2000 Stock Option Plan which are exercisable within 60 days. Excludes 4,480 shares of common stock issuable under options granted to Mr. Bergman under the 2000 Stock Option Plan which are not exercisable within 60 days.

(9) Includes 420 shares of common stock issuable under options granted to Ms. Borowiak under the 2000 Stock Option Plan which are exercisable within 60 days. Excludes 4,580 shares of common stock issuable under options granted to Ms. Borowiak under the 2000 Stock Option Plan which are not exercisable within 60 days.

(10) Includes 1,820 shares of common stock issuable under options granted to Mr. Davis under the 2000 Stock Option Plan which are exercisable within 60 days. Excludes 4,180 shares of common stock issuable under options granted to Mr. Davis under the 2000 Stock Option Plan which are not exercisable within 60 days.

(11) Includes 9,000 shares of common stock issuable under options granted to Mr. Wolf under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Wolf under the 2002 Stock Option Plan which are exercisable within 60 days.

(12) Includes 2,000 shares of common stock issuable under options granted to Ms. Buck under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Ms. Buck under the 2002 Stock Option Plan which are exercisable within 60 days.

(13) Includes 2,000 shares of common stock issuable under options granted to Mrs. Frank under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mrs. Frank under the 2002 Stock Option Plan which are exercisable within 60 days.

(14) Includes 2,000 shares of common stock issuable under options granted to Mr. Hanania under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Hanania under the 2002 Stock Option Plan which are exercisable within 60 days.

(15) Includes 2,000 shares of common stock issuable under options granted to Mr. Kahl under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Kahl under the 2002 Stock Option Plan which are exercisable within 60 days.

(16) Includes 2,000 shares of common stock issuable under options granted to Ms. McDuffie under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Ms. McDuffie under the 2002 Stock Option Plan which are exercisable within 60 days.

(17) Includes 2,000 shares of common stock issuable under options granted to Ms. Mosey-Pawlowski under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Ms. Mosey-Pawlowski under the 2002 Stock Option Plan which are exercisable within 60 days.

(18) Includes 2,000 shares of common stock issuable under options granted to Mr. Penman under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Penman under the 2002 Stock Option Plan which are exercisable within 60 days.

(19) Includes 2,000 shares of common stock issuable under options granted to Mr. Smith under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Smith under the 2002 Stock Option Plan which are exercisable within 60 days.

(20) Includes 2,000 shares of common stock issuable under options granted to Mr. Thomas under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Thomas under the 2002 Stock Option Plan which are exercisable within 60 days.

(21) Includes 2,000 shares of common stock issuable under options granted to Mr. Ulrich under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Ulrich under the 2002 Stock Option Plan which are exercisable within 60 days.

(22) Includes an aggregate of 85,580 shares of common stock issuable under options granted to our executive officers and Directors under the 2000 Stock Option Plan and the 2002 Stock Option Plan which are exercisable within 60 days. Excludes an aggregate of 61,020 shares of common stock issuable under options granted to our executive officers and Directors under the 2000 Stock Option Plan and the 2002 Stock Option Plan which are not exercisable within 60 days.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

          Our Directors and executive officers are customers of ours, and have had transactions with us in the past and are expected to have transactions with us in the future. Any outstanding transactions made to any of our Directors and executive officers were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time of the transaction for comparable transactions with our employees, and did not involve more than normal risk of collection or contain other terms unfavorable to us.

PROPOSAL 2

APPROVAL OF THE PROPOSED AGREEMENT AND PLAN OF REORGANIZATION

          Set forth below is a brief description of the Reorganization, a summary of the Plan of Reorganization and certain background information. The summary of the Plan of Reorganization does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan of Reorganization which is appended as Annex A to this joint proxy statement/ prospectus.

General Information

          Under the terms of the Plan of Reorganization, at the effective time of the Reorganization, or Effective Time, Bancorp will acquire in a single transaction all of the issued and outstanding shares of our common stock and Class B common stock, so that immediately thereafter, (i) each share of our common stock (other than dissenting shares) will be converted automatically and without further action by the holders thereof into one share of Bancorp common stock and (ii) each share of our Class B common stock will be converted automatically and without further action by the holders thereof into one share of Bancorp Class B common stock. The Effective Time will be the later of (i) the date the last required regulatory approval is received and the expiration of any waiting periods required after such approvals are granted or (ii) the date on which the last of the conditions to the Reorganization as specified in the Plan of Reorganization have been satisfied or otherwise fulfilled or compliance therewith has been waived. We presently expect that the Effective Time will occur during the second quarter of 2003.

          After the Reorganization, we will continue our existing business and operations, as a subsidiary of Bancorp. The consolidated capitalization, assets, liabilities, income, shareholders' equity and financial statements immediately following the Reorganization will be substantially the same as ours immediately prior to the consummation of the Reorganization. Immediately following the Reorganization, Bancorp's Board of Directors will be identical to ours and the Directors will hold the same terms of office on the Bancorp Board as they hold on our Bank Board of Directors, and the executive officers of Bancorp will be identical to our executive officers. It is also expected that the organization of Bancorp's Board of Directors and its committees will be substantially similar to that of our Board of Directors as discussed under "PROPOSAL 1- Election of Directors." Our organization certificate (as previously amended) and bylaws will continue in effect and will not be affected in any manner by the Reorganization. We will continue to operate under the name "Greater Buffalo Savings Bank." Our deposit accounts will continue to be insured under the Bank Insurance Fund of the FDIC. Our corporate existence will continue unaffected and unimpaired by the Reorganization, except that all of our outstanding capital stock will be owned by Bancorp.

Reasons for the Reorganization

          Our Board of Directors believes that a holding company structure will better suit the current and future interests of our shareholders because it will provide a structure that affords greater flexibility with respect to future expansion of our activities, as well as greater flexibility for raising additional capital.

          A holding company structure will enable Bancorp's Board of Directors to determine whether to conduct business activities and financial services through us or in separate subsidiaries. There are two types of holding company structures - the traditional bank holding company and the financial holding company, which was provided for in the Gramm-Leach-Bliley Act of 1999. At this early stage in our operating history, we do not believe that Bancorp needs the expansive non-banking powers available to a financial holding company. The BHCA, and its implementing regulation issued by the FRB, permit a bank holding company, under certain circumstances, to engage in, or to own or control the shares of a company which engages in, activities that are so closely related to banking or managing or controlling banks as to be a proper incident thereto. The regulation lists permitted activities, including operating certain non-banking institutions and engaging in financial and advisory services, securities brokerage, management consulting, insurance agency and underwriting activities. The Reorganization may also facilitate future acquisitions of other financial institutions by permitting such acquisitions to be held as separate subsidiaries of Bancorp, rather than being merged into us. Although there are no plans at present for Bancorp to diversify itself into businesses that are not currently permitted for us to conduct directly or to invest in or acquire businesses beyond our current authority, our Board of Directors believes that, if it is deemed appropriate in the future, the holding company structure will provide greater flexibility and facilitate such diversification or expansion.

          A holding company structure will also provide greater flexibility in raising capital. In addition to raising capital through a sale of equity, Bancorp, as a holding company, will be able to borrow funds utilizing our stock as collateral and invest the proceeds in us as additional capital. We could not make such a loan directly, since our stock is held by our shareholders and is therefore not available to be used as collateral. While we have had some discussions with other banks regarding such a loan by Bancorp, we have not received a commitment from any prospective lender nor have we obligated ourselves or Bancorp to make any such borrowing.

          Additionally, the Reorganization will provide our shareholders and potential investors with greater access to our financial information. We are currently subject to the information requirements of the Exchange Act, and are obligated to file reports, proxy statements and other information. However, we are regulated by the FDIC and, accordingly, all of our filings are made with the FDIC rather than the SEC. While this information is available to the public at the offices of the FDIC, it is not accessible by the internet. Upon consummation of the Reorganization, Bancorp will also be subject to the requirements of the Exchange Act and will be obligated to file reports, proxy statements and other information electronically with the SEC. As a result, Bancorp's stockholders and potential investors will be able to review these filings on the SEC's website without charge.

          OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE PLAN OF REORGANIZATION.

Vote Required

          Under Section 143-a of the NYBL, approval of the Plan of Reorganization requires the affirmative vote of the holders of at least 1,307,812 shares of our issued and outstanding common stock, constituting a two-thirds majority or more of such shares outstanding on the record date. On the record date, our Directors and executive officers (and their affiliates) beneficially owned and had the power to vote 751,913 shares, or approximately 36%, of our issued and outstanding common stock. They have indicated their intention to vote, or direct the voting of, all of such shares in favor of the Plan of Reorganization. Our Class B common stock is non-voting, and the holders thereof will not have an opportunity to vote on the Plan of Reorganization.

Exchange of Our Shares

          Upon consummation of the Reorganization, (i) each holder of our common stock will become the holder of one share of Bancorp common stock for each share of our common stock owned by him immediately prior to the Effective Time and (ii) each holder of our Class B common stock will become the holder of one share of Bancorp common stock for each share of our Class B common stock owned by him immediately prior to the Effective Time. Holders of our common stock who follow the statutory procedures under Section 6022 of the NYBL described herein under "Rights of Dissenting Shareholders" will be paid the value of their shares of common stock, unless we exercise our right not to conclude the Reorganization. Holders of our Class B common stock are not entitled to dissenters' rights.

The Treatment of Our Stock Certificates

          After the Reorganization is consummated, our stock certificates (other than those representing dissenting shares) will automatically represent the same number of shares of Bancorp common stock or Bancorp Class B common stock as the number of shares of our common stock or our Class B common stock, respectively, previously represented by such stock certificates, and the holders of such certificates (other than those representing dissenting shares) will have all of the rights of holders of Bancorp common stock or Bancorp Class B common stock, as the case may be. After the Reorganization is consummated, our shareholders (other than dissenting shareholders) will be entitled, but not required, to exchange their existing stock certificates for new certificates evidencing the same number of shares of Bancorp common stock or Bancorp Class B common stock. Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572 is the transfer agent and registrar for our common stock and Class B common stock and will act in the same capacity for Bancorp common stock and Class B common stock.

Conditions to the Reorganization

          The Plan of Reorganization sets forth several conditions that must be met before the Reorganization will be consummated, including the following: (i) all required approvals of our shareholders and the stockholders of Bancorp; (ii) no objection by the FRB or the Federal Reserve Bank of New York to the holding company formation notice submitted by Bancorp; (iii) the approval of the Reorganization by the Superintendent of Banks and any other governmental agency having jurisdiction; and (iv) receipt of an opinion of our counsel or a ruling from the Internal Revenue Service generally to the effect that the Reorganization will be treated as a non-taxable transaction under the Code. See "Tax Consequences of the Reorganization" below. The Plan of Reorganization may be terminated at any time prior to the Effective Time at the option of our Board of Directors for any reason, whether before or after any approval of the Plan of Reorganization by our shareholders. For example, our Board of Directors will have the right to terminate the Plan of Reorganization if the number of our shareholders exercising dissenter's rights would necessitate payments in amounts greater than our Board of Directors may deem appropriate.

          OUR MANAGEMENT HAS NO REASON TO BELIEVE THAT THE REQUIRED REGULATORY APPROVALS WILL NOT BE OBTAINED. HOWEVER, THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND, IF THE REORGANIZATION IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES OUR BOARD OF DIRECTORS TO BELIEVE THAT THE REORGANIZATION, AS SO MODIFIED, IS NOT IN OUR BEST INTEREST AND THE BEST INTERESTS OF OUR SHAREHOLDERS.

Accounting Treatment of the Reorganization

          Our assets, liabilities and shareholders' equity will be carried forward on the consolidated financial statements of Bancorp at the respective amounts carried on our Bank's books at the Effective Time.

Tax Consequences of the Reorganization

          Neither we nor Bancorp will request a ruling from the Internal Revenue Service, but will obtain an opinion from counsel that the Federal income tax consequences of the Reorganization will be substantially as follows:

• No gain or loss will be recognized by holders of our common stock upon the exchange of their shares of our common stock solely for shares of Bancorp common stock.

• No gain or loss will be recognized by holders of our Class B common stock upon the exchange of their shares of our Class B common stock solely for shares of Bancorp Class B common stock.

• The aggregate basis of the Bancorp stock received by each of our shareholders in the Reorganization will be the same as the aggregate basis of his or her shares of our stock exchanged therefor.

• The holding period of the Bancorp stock received by each of our shareholders in the Reorganization will include his or her holding period of our stock exchanged therefor, provided that such shareholder held our stock as a capital asset on the date of the Reorganization.

          Consummation of the Reorganization is conditioned upon, among other things, our receipt of an opinion of counsel generally to the effect set forth above. Hodgson Russ LLP, our counsel and counsel to Bancorp, has indicated that based on customary certificates to be delivered by our management and management of Bancorp, it expects to be able to render such an opinion.

          The exchange of shares of our common stock or Class B common stock for cash by a holder of such stock who exercises dissenters' appraisal rights will be a taxable transaction to such holder for Federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws).

          THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN TAX CONSEQUENCES OF THE REORGANIZATION WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF SPECIFIC SHAREHOLDERS. IT IS RECOMMENDED THAT EACH OF OUR SHAREHOLDERS CONSULT WITH HIS OR HER OWN TAX OR FINANCIAL ADVISOR AS TO THE SPECIFIC FOREIGN, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE REORGANIZATION TO SUCH SHAREHOLDER.

Rights of Dissenting Shareholders

          Any holder of our common stock entitled to vote on the Plan of Reorganization who does not vote in favor thereof has the right to receive payment of the fair value of such shareholder's shares of our common stock upon compliance with the provisions of Section 6022 of the NYBL. Failure to comply strictly with the procedures set forth in Section 6022 will cause such shareholder to lose dissenters' rights. Holders of our non-voting Class B common stock are not entitled to dissenters' rights. The following summary of the applicable provisions of section 6022 of the NYBL is not intended to be a complete statement thereof and is qualified in its entirety by reference to the full text of section 6022 of the NYBL, which is appended to this joint proxy statement/prospectus as Annex B.

          Any of our shareholders intending to enforce his or her right to receive payment for shares of our common stock may not vote in favor of the Plan of Reorganization and must file with us before or at the Annual Meeting (but before the shareholders' vote) written objection to the Plan of Reorganization and to the related exchange of our common stock for Bancorp common stock. The objection must state that the shareholder intends to demand payment for his or her shares of our common stock if the Reorganization is consummated. Each shareholder who has filed such an objection will be notified of the approval of the Plan of Reorganization within ten days following the date of any approval thereof by our shareholders. Any such shareholder who elects to dissent must (i) within 20 days of our giving of such notice, file with us a written notice of such election, or Notice of Election, containing the information required under Section 6022 of the NYBL, and (ii) simultaneously or within one month thereafter, submit the certificate representing shares of our common stock for placement of the appropriate legend thereon. A shareholder may not dissent as to less than all of the shares of our common stock held by him or her.

          Upon filing of a Notice of Election, a shareholder will cease to have any of the rights of a holder of our common stock, including dividend rights, except the right to be paid the fair value of his or her shares and such other rights as are granted under the NYBL. Withdrawal of any election to dissent will require our written consent. If the Reorganization is not consummated, dissenting shareholders will have no right to payment for shares and will be reinstated with all rights of a holder of our common stock.

          Within seven days after the later of the expiration of the period within which shareholders may file their Notice of Election or the consummation of the Reorganization, we may make a written offer to all of our dissenting shareholders to pay a specified amount, which we consider to be a fair amount, for each share of our common stock held by dissenting shareholders. If, within 30 days of such offer, we and any dissenting shareholder agree on the price to be paid for the shareholder's shares of our common stock, the agreed upon payment will be made within 60 days of the written offer and upon surrender of the certificates representing such shares.

          If a written offer is not made within the specified period or if there is no agreement with the dissenting shareholder on the price to be paid, then we may institute a special court proceeding to determine the rights of dissenting shareholders and to fix the fair value of shares of our common stock. If such proceeding is not instituted, then any dissenting shareholder who has not accepted an offer must initiate a similar court proceeding within 30 days of the last date on which we could have initiated such a court proceeding. If the required court proceeding is not instituted within the 30-day period, a dissenting shareholder will lose all dissenters' rights unless the court directs otherwise.

Amendment of the Plan of Reorganization

          Our Board of Directors and the Board of Directors of Bancorp may amend the Plan of Reorganization if they determine for any reason that such amendment would be advisable. Such amendment may occur at any time prior to the consummation of the Reorganization, whether before or after approval of the Plan of Reorganization by the holders of our common stock, except that, after such approval, the Plan of Reorganization will not be amended in any respect deemed by our Board of Directors to be materially adverse to the holders of our stock.

Termination of Plan of the Reorganization

          The Plan of Reorganization may terminated before the Effective Time notwithstanding any approval by our shareholders if (i) the number of shares of our common stock held by dissenting shareholders shall make consummation of the Reorganization inadvisable in the opinion of our Board of Directors or the Board of Directors of Bancorp, (ii) any action, suit, proceeding or claim has been instituted, made or threatened relating to the Plan of Reorganization which shall make consummation of the transactions consummated by the Plan of Reorganization inadvisable in the opinion of our Board of Directors or the Board of Directors of Bancorp, (iii) the Reorganization is not consummated on or before September 30, 2003 or (iv) for any other reason consummation of the Reorganization is deemed inappropriate by our Board of Directors or the Board of Directors of Bancorp.

Effect of the Reorganization on Benefit Plans

          Upon consummation of the Reorganization, Bancorp is expected to assume our rights and obligations under the 2000 Stock Option Plan, the 2002 Stock Option Plan and our 401(k) Plan. In accordance with the foregoing, upon the consummation of the Reorganization, any reference to our common stock under any such plan maintained by us is expected to become a reference to Bancorp common stock.

Certain Differences in Stockholder Rights

          We are a New York State chartered stock savings bank subject to the provisions of the NYBL. Bancorp is a Delaware corporation subject to the provisions of the DGCL. Holders of our common stock and Class B common stock, whose rights are governed by our organization certificate, bylaws and the NYBL, and who have not properly exercised dissenters' rights will, upon consummation of the Reorganization, become holders of Bancorp common stock and Class B common stock and, at the Effective Time, their rights as shareholders will be determined by Bancorp's certificate of incorporation and bylaws and the DGCL. The privileges and rights of the holders of Bancorp common stock and Class B common stock under Bancorp's certificate of incorporation and bylaws are substantially the same as the privileges and rights of the holders of our common stock and Class B common stock, respectively, under our organization certificate and bylaws. Nonetheless, certain differences will exist.

          The following is a summary of the material differences in the rights of our shareholders under our organization certificate and bylaws and the NYBL, on the one hand, and the rights of stockholders of Bancorp under Bancorp's certificate of incorporation and bylaws and the DGCL, on the other hand. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing laws, our organization certificate and our bylaws and Bancorp's certificate of incorporation and bylaws. Bancorp's certificate of incorporation and bylaws are appended to this joint proxy statement/prospectus as Annex C and Annex D, respectively.

Limitation of Director and Officer Liability.

          Bancorp. Section 102(b)(7) of the DGCL permits the inclusion of a provision in the certificate of incorporation of a Delaware corporation which eliminates or limits the personal liability of a director of such corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a breach of the DGCL provision relating to unlawful payment of dividends or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Bancorp certificate of incorporation contains a provision so eliminating the liability of Bancorp directors to Bancorp or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption is not permitted under the DGCL. Such provision absolves Bancorp directors from liability for monetary damages to Bancorp or Bancorp's stockholders for breaches of their duty of due care, even if such breaches involved gross negligence, unless the conduct falls within one of the statutory limitations.

          Bank. There is no analogous provision in our organization certificate as such a provision is not permitted under the NYBL.

Required Vote for Approval of Certain Actions.

          Bancorp. Under the DGCL, the approval of the Bancorp Board and the holders of a majority of the outstanding shares of capital stock of Bancorp entitled to vote are required for Bancorp to merge or consolidate with another corporation or sell all or substantially all of its assets or voluntarily liquidate, except as described below. Bancorp may, however, acquire another corporation or bank (including through a merger with us or another subsidiary of Bancorp), for cash or stock, in a transaction that does not require any stockholder approval.

          Bank. Sections 601-601-c and 605 of the NYBL provides that a merger, a voluntary liquidation, or a sale of assets by us must be approved by the vote of the holders of at least two-thirds (66 2/3%) of our outstanding common stock unless, in the case of a merger in which we are the surviving entity, the total assets of the merging entity do not exceed 10% of our total assets and the plan of merger does not change the name or the authorized shares of our capital stock or make or require any other change or amendment for which the approval or consent of our shareholders would be required under the NYBL.

Business Combination Provisions.

          Bancorp. Section 203 of the DGCL provides that a person or entity that owns 15% or more of the outstanding voting stock of a Delaware corporation, or an Interested Stockholder, may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such person or entity became an Interested Stockholder, unless an exemption described below is applicable. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

          The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he or she became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers or by certain employee stock plans, (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder, (iv) business combinations with Interested Stockholders who become interested when the corporation is not covered by the statute and (v) certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors.

          Bank. The NYBL has no comparable business combination statute which is applicable to us. However, our organization certificate requires supermajority shareholder approval of certain transactions, such as mergers, that are not approved by our disinterested Directors, unless specific fair price standards are met by the acquirer.

Appraisal Rights.

          Bancorp. Pursuant to Section 262 of the DGCL, a stockholder of Bancorp, including those not entitled to vote, will generally be entitled to appraisal rights in connection with a merger, consolidation or similar transaction in which the vote of the stockholders of Bancorp is required. No such appraisal rights, however, are available for the shares of any class or series of stock if (i) such class or series is either (a) listed on a stock exchange or quoted on the NASDAQ National Market or (b) held of record by more than 2,000 holders and (ii) such class or series receives stock in such transaction.

          Bank. Pursuant to Section 6022 of the NYBL, each of our shareholders who is entitled to vote on a merger, consolidation or similar transaction, and who does not vote in favor of such action, is generally entitled to appraisal rights, pursuant to which such shareholder has the right to demand payment of the fair or appraised value of the stock. See "Rights of Dissenting Shareholders" above.

Other Constituencies.

          Bancorp. The Bancorp certificate of incorporation contains a provision similar to that contained in Section 7015 of the NYBL entitling the Bancorp Board of Directors to consider in taking any action, including action relating to a potential change of control transaction, both long term and short term interests of Bancorp and its stockholders and the effect on constituencies other than the stockholders of Bancorp. The DGCL does not contain such a provision.

          Bank. Our organization certificate contains a provision requiring our Board of Directors, when evaluating a change of control proposal presented to us, to give due consideration to, among other things, the possible effects on constituencies other than the shareholders of the Bank. In addition, Section 7015 of the NYBL, as described above, contains a provision specifically permitting our Board of Directors to consider in taking any action, including in the context of a change in control, both our long term and short term interests and the long term and short term interests of our shareholders and various constituencies.

Indemnification of Officers and Directors.

          Bancorp. Under Section 145 of the DGCL, a Delaware corporation may fully indemnify its directors, officers, employees and agents if such persons have acted in good faith and in a manner such persons reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe such person's conduct was unlawful. The Bancorp certificate of incorporation provides that Bancorp shall indemnify its directors, officers, employees and agents to the full extent permitted by law.

          Bank. Section 7019 of the NYBL allows indemnification of directors and officers (but not employees) if such directors and officers acted in good faith for a purpose that they reasonably believed to be in our best interests and, with respect to any criminal action or proceeding, had no reason to believe that their conduct was unlawful. Neither our organization certificate nor our bylaws provide for indemnification of our directors and officers.

          Section 7022 of the NYBL requires that (i) shareholders be notified of any expenses or other amounts paid to a director or officer by way of indemnification otherwise than by court order or shareholder action and (ii) Superintendent of Banks be notified of any amounts to be paid to a director or officer by way of indemnification at least 30 days prior to such payment.

Resale of Bancorp Shares

          Bancorp common stock and Class B common stock to be received by our shareholders in the Reorganization may be freely sold, except for shares to be received by those of our shareholders, including our Directors and executive officers, who may be deemed to be our "affiliates" or affiliates of Bancorp, as defined under the Securities Act of 1933, as amended, or the Securities Act, and the rules and regulations promulgated thereunder. Sales of Bancorp common stock or Class B common stock by affiliates may be made only in compliance with the provisions of Rule 144 under the Securities Act or in a manner otherwise in compliance with the Securities Act. The Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover any resale of our stock by our affiliates or affiliates of Bancorp.

Description of Bancorp Capital Stock

          General. As set forth in its certificate of incorporation, the authorized capital stock of Bancorp consists of (i) 20 million shares of common stock, $.001 par value per share, (ii) 5 million shares of Class B common stock, $.001 par value per share and (iii) 5 million shares of preferred stock, $.001 par value per share. The Bancorp Board of Directors has the power from time to time to issue additional shares of Bancorp common stock, Class B common stock or preferred stock authorized by the Bancorp certificate of incorporation without obtaining approval of Bancorp's stockholders. The rights, qualifications, limitations and restrictions on each series of preferred stock issued by Bancorp will be determined by its Board of Directors and approved as required by the DGCL or otherwise at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting and convertibility to Bancorp common stock. The following descriptions of Bancorp capital stock are qualified in their entirety by reference to the Bancorp certificate of incorporation which are a part thereof.

          Voting. Upon consummation of the Reorganization, holders of Bancorp common stock will be entitled to one vote per share on all matters upon which stockholders have the right to vote and will possess exclusive voting rights in Bancorp. Bancorp's Class B common stock is non-voting, and holders thereof will have no voting rights. Holders of Bancorp's common stock will not be entitled to cumulate their votes for the election of directors.

          Liquidation Rights. In the event of any liquidation, dissolution or winding up of Bancorp, the holders of the Bancorp common stock and Class B common stock will be entitled to receive, after payment of all debts and liabilities of Bancorp (including all deposits and accrued interest thereon) and after honoring the rights, if any, of preferred stockholders, all assets of Bancorp available for distribution in cash or in kind. Holders of Bancorp common stock and Class B common stock will not be entitled to preemptive rights with respect to any shares of Bancorp that may be issued. Neither Bancorp common stock nor Class B common stock will be subject to redemption or conversion.

          Anti-Takeover Provisions. Bancorp's certificate of incorporation and bylaws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Bancorp, including provisions (i) classifying the Bancorp Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the Bancorp Board of Directors to fix the size of the Bancorp Board of Directors between seven and 25 directors; (iii) authorizing directors to fill Bancorp Board of Directors vacancies; (iv) providing that the directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares entitled to be voted in the election of directors; (v) disallowing the right of the Bancorp stockholders to act by written consent without a meeting; (vi) allowing the Bancorp Board of Directors to give due consideration to constituencies other than the Bancorp stockholders in evaluating acquisition or merger proposals; (vii)

providing that certain of the foregoing provisions may only be amended by the affirmative vote of 80% of the shares entitled to be voted; and (viii) setting forth specific conditions under which (a) business may be transacted at an annual meeting of Bancorp stockholders; and (b) persons may be nominated for election as directors of Bancorp at an annual meeting of the Bancorp stockholders.

          The foregoing provisions could impede a change of control of Bancorp. In particular, classification of the Bancorp Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Bancorp Board of Directors. Furthermore, allowing the Bancorp Board of Directors to consider non-stockholder constituencies may have the effect of increasing the Bancorp Board of Directors' discretion to reject acquisition or merger proposals.

          In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Bancorp common stock, Class B common stock and preferred stock may have an anti-takeover effect. The authority of the Bancorp Board of Directors to issue Bancorp preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the Bancorp Board of Directors to prevent a change of control despite a shift in ownership of Bancorp common stock. In addition, the authority of the Bancorp Board of Directors to issue additional shares of Bancorp common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

INFORMATION ABOUT US

General

          We are a New York State chartered stock savings bank serving the Greater Buffalo area in Erie and Niagara counties. We began operations in November 1999 and are in the general business of community banking. We utilize deposits from new and existing customers, together with funds from other sources to invest in a loan portfolio consisting of one to four family residential mortgage, home equity, multi-family residential, consumer, commercial mortgage and small business loans. We also invest in U.S. Government bonds, bonds of U.S. government agencies, mortgage-backed securities and other fixed income securities.

          We offer our depositors checking and savings accounts and certificates of deposit that the FDIC insures, generally and subject to certain exceptions and qualifications, up to $100,000 per individual account holder. We emphasize loans designed for the residential and commercial real estate markets, including residential mortgage, small business, commercial real estate and home equity loans. Our residential loan products include fixed rate and adjustable rate mortgages, first and second mortgages, home improvement loans and home equity lines of credit. We are approved as a Fannie Mae seller/servicer of conforming residential mortgage loans, and have received conditional approval to become a Freddie Mac seller/servicer of conforming residential mortgage loans. In addition to commercial real estate loans, our commercial lending activities include equipment loans, working capital loans and lines of credit. We are an approved lender in the U.S. Small Business Administration Guaranteed Loan Program.

          We currently operate out of our main office and four branch offices. We employ tellers at each of our offices to accept deposits, to issue cash for withdrawal from accounts or from checks presented at the teller window and to receive payments on loans. Our offices also house customer service representatives who open and service accounts, in addition to lending officers who receive and act on applications for various types of loans. We encourage our employees to remain at a single branch in order to become familiar with the customers of that branch and thereby provide better personal service.

          We have implemented modern technologies to facilitate our customers' needs. We offer internet banking services through our website, www.GBSB.com. Our website allows customers to pay bills on line, transfer funds between accounts and open accounts on-line, in addition to providing frequently updated information on our rates, products and services. Our website also provides links to other websites that we believe are useful to our customers. Although we are not a major innovator in developing new technologies, we believe that the introduction of proven new technologies helps us to extend our small business and individual customer base in Western New York beyond the typical reach of our branch system. In addition to our internet banking services, we offer to our customers telephone banking, debit card services and access to 24-hour ATM services through our memberships in the CARTEL, NYCE, CIRRUS, MASTERCARD and MONEYMAKER systems.

          Our profit or loss depends primarily on our net interest income, which is the difference between the interest we earn on our interest earning assets and the interest we pay to our customers on deposits. The difference between the average yields we earn and the average rates we pay to our customers is known as the "interest rate spread." We manage our assets and set interest rates on deposit accounts and loans so as to maximize the interest rate spread, while continuing to provide competitive rates to attract and retain customers. Increasing our net interest income depends to a large extent on increasing our asset base by attracting new deposits. We believe that the most effective way to attract new deposits is to open additional branch offices in carefully selected locations.

Competition

          We face stiff competition for deposits and creditworthy borrowers. We compete with local and regional commercial banks, savings banks and savings and loan associations. Also, with the easing of regulatory restrictions on the financial services industry, we compete with money market mutual funds, mortgage bankers, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and issuers of commercial paper and other securities. Most of the banking and financial institutions with which we compete have operated in our market area for many years and have established customer bases.

          Most of our competitors have substantial capital bases that allow for much larger commercial loans than we can currently offer. Some of our competitors offer services (such as trust and investment services, insurance sales and brokerage services) that we do not currently offer, and some of these competitors have a substantially greater number of branches in our primary market area.

          Although we are just beginning to make inroads into our market, our assets, deposits and net loans receivable have grown substantially since we began operations on November 9, 1999. As of December 31, 1999, our assets, deposits and loan portfolio were approximately $15 million, $4 million and $74 thousand, respectively, compared to $224 million, $197 million and $142 million, respectively, at December 31, 2002. We continue to believe that there is room for growth of an independent community bank primarily serving Erie and Niagara Counties.

Employees

          As of December 31, 2002, we had 55 full-time and 10 part-time employees. Our employees are not members of any collective bargaining group, and we consider our relations with our employees to be good.

Properties

          We maintain our corporate headquarters and main banking office at 2421 Main Street, Buffalo, New York. We purchased this property us in 2000 and, after extensive renovations, began occupancy in November 2002. We conduct our banking operations at the following properties:

Location	Date Opened	Square Footage	Owned or Leased

2421 Main Street Buffalo, New York (main office)	November 2002	18,000	Owned
47 Court Street Buffalo, New York	November 1999	3,800	Leased
320 Orchard Park Road West Seneca, New York	September 2000	3,000	Leased
410 Kenmore Avenue Buffalo, New York	December 2000	1,600	Leased
107 Main Street North Tonawanda, New York	September 2001	3,800	Leased
4950 Main Street Amherst, New York	July 2003 (projected)	3,500	Owned

          We believe that our properties have been adequately maintained, are in generally good condition and are suitable for our business as presently conducted.

          We have made substantial investments in leasehold improvements, fixtures, equipment and furniture, due primarily to opening new offices. At December 31, 2002, the value of our net property and equipment was $2.3 million.

Market for Our Stock

          No established public trading market currently exists for our common stock or Class B common stock. No brokerage firm regularly makes a market for our common stock or Class B common stock. Our common stock is infrequently traded, and the ability of our shareholders to resell their shares is extremely limited. Our Class B common stock is held entirely by one shareholder and no shares have ever been traded. We are generally prohibited by law from holding or purchasing our own shares.

Dividend Policy

          Our ability to pay dividends on our common stock or Class B common stock is restricted by the NYBL and FDIC rules, regulations and policy. Under the NYBL, dividends may be declared and paid by us only out of our net profits, determined under regulatory accounting practices. The approval of the Superintendent of Banks is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus retained net profits for the preceding two years less any required transfer to surplus. According to FDIC rules, regulations and policy, no dividends may be paid on our common stock or Class B common stock if we are not in compliance with all applicable capital requirements.

Regulation

          General. The discussion of regulatory requirements set forth below does not purport to be a complete description of the applicable regulatory requirements and is qualified in its entirety by reference to the full text of the particular statutory and regulatory provisions. Any change in any applicable statute or regulation could have a material effect on our business and the business of Bancorp.

          New York State Regulation. As a New York State chartered stock savings bank accepting FDIC insured deposits, we are subject to regulation by the Banking Department and the FDIC. Various Federal and state statutes, rules and regulations affect our operations. These include a requirement to maintain reserves against deposits, restrictions on the nature and the amount of loans we make and the interest charged thereon, regulations relating to investments, and restrictions on other activities. We must file periodic reports with the Banking Department and FDIC concerning our activities and financial condition. In addition, we must obtain the approval of the Banking Department and FDIC prior to entering into certain transactions, such as the opening of new branch offices.

          We are subject to periodic examinations by the Banking Department and the FDIC to review compliance with various regulatory requirements. The Banking Department and FDIC have substantial discretion in the exercise of their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves. Any change in such policies, whether by the Banking Department or the FDIC, could have a material adverse impact on us and on our operations.

          The NYBL prohibits us from acquiring real estate as an investment, except under certain limited circumstances. For example, we may purchase real estate if all or part of any property is to be utilized as a banking office or to house employees engaged in bank operations. Moreover, the book value of real estate and leasehold improvements that we may own to conduct our banking operations may not exceed 5% of our total assets, except that the Superintendent of Banks may waive this restriction if, in his or her sole judgment, a waiver will not adversely impact our financial condition. We may also acquire real estate through foreclosure of properties to satisfy mortgage debts where mortgagors have defaulted. The NYBL requires that real estate, so acquired, be sold within five years, but extensions of such time periods may be granted by application to the Superintendent of Banks.

          Federal Regulation. As a state-chartered stock savings bank that is not a member of the Federal Reserve Bank, or a state, non-member bank, we fall under the general supervision of the FDIC. The FDIC has adopted risk-based capital adequacy guidelines for banks under its supervision. Generally, under the FDIC's regulations, a bank's core (Tier 1) capital (as defined in the FDIC's regulations) as a percentage of risk-weighted assets and certain off-balance sheet instruments must be at least 4%, and a bank's total capital as a percentage of risk-weighted assets and certain off-balance sheet instruments must be at least 8%.

          The Federal Deposit Insurance Act requires the FDIC to implement a system of prompt corrective action for undercapitalized institutions which are under its general supervision. Under FDIC regulations, every institution under its supervision is ranked in one of five categories, ranging from "well capitalized" to "critically undercapitalized." An institution is generally considered to be "well capitalized" if it has a total risk-weighted capital ratio of at least 10%, a core (Tier 1) risk-weighted capital ratio of at least 6%, a leverage ratio of at least 5% and meets certain other requirements. An institution is generally considered to be "adequately capitalized" if it has a total risk-weighted capital ratio of at least 8%, a core (Tier 1)

 risk-weighted capital ratio of at least 4% and a leverage ratio of at least 3% if it receives the FDIC's highest examination rating or at least 4% otherwise. An institution is generally considered "undercapitalized" if it has a total risk-weighted capital ratio of less than 8%, a core (Tier 1) risk-weighted capital ratio of less than 4% or a leverage ratio of less than 3% if it receives the FDIC's highest examination rating or less than 4% otherwise.

          The following table sets forth our actual regulatory ratios as of December 31, 2002 in comparison to minimum required regulatory capital ratios for an "adequately capitalized bank."

Regulatory Ratio	Actual	Required Minimum

Risk-Weighted Capital:
Total Capital	13.6%	8%
Core (Tier 1) Capital	12.6%	4%
Leverage Ratio	7.7%	3% or 4%, depending on FDIC's examination rating

          At December 31, 2002, we were considered "well capitalized" under FDIC regulations.

          The Federal banking regulatory agencies have prescribed, by regulation, standards for all insured depository institutions relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality and earnings. If the FDIC determines that we fail to meet any of these standards, we may be required to submit an acceptable plan to achieve compliance. We are unaware of any condition relating to these safety and soundness standards which would require submission of a plan of compliance.

          We are a state-chartered bank and not a member of the Federal Reserve System. Nevertheless, the monetary policies of the FRB have a significant effect upon our operating results as well as the operating results of other financial institutions, including commercial banks. The FRB endeavors to regulate the availability of bank credit in order to combat declines in the economy and to curb inflationary pressures. These policies may affect, directly or indirectly, bank funds which would be available for loans and the interest rates paid on deposits. In view of the changing conditions in the national economy, it is not possible to predict the impact of monetary policies on our growth or future operations. In addition, fiscal policies of the United States government may have a substantial effect on banks generally.

Legal Proceedings

          We are not a party to any legal proceeding other than routine litigation involving collection actions for loans and overdrawn accounts or other collection activities incidental to our business. We believe that none of these proceedings would, if adversely determined, have a material effect on our financial condition or results of operations.

INFORMATION ABOUT BANCORP

General

          Bancorp is a recently formed Delaware corporation that does not currently own any significant assets. After the Reorganization, Bancorp will be a registered bank holding company under the BHCA, owning all of our outstanding capital stock. Bancorp has not yet performed any significant business activity, but has been solely involved in applying for necessary regulatory approvals and other procedural matters relating to the Reorganization. After the Reorganization, its main activity will be owning us and supervising our operations.

Employees

          Bancorp does not currently have any employees and will not have any employees after the Reorganization.

Properties

          Bancorp's offices will be at 2421 Main Street, Buffalo, New York, which is also our headquarters and main office. Bancorp believes that this facility will adequately serve its needs for the next 12 months.

Market for Stock

          We do not expect an established public trading market for Bancorp common stock or Class B common stock to develop upon consummation of the Reorganization. Presently, we do not intend to list Bancorp common stock or Class B common stock on any national or regional stock exchange or qualify it for trading on the automatic quotation system of the National Association of Securities Dealers. Unlike us, however, Bancorp will generally be able to purchase its own shares.

Dividend Policy

          After the Reorganization, Bancorp's ability to pay dividends will not be directly subject to the restrictions on our ability to pay dividends described above. Bancorp will instead be limited by Federal law and certain restrictions generally imposed on Delaware corporations (i.e., dividends may be paid only out of a Delaware corporation's surplus, as defined by Delaware law, or if there should be no surplus, its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year).

          The principal (and initially exclusive) source of income of Bancorp is expected to consist of dividends, if any, from us, which will continue to be subject to the existing regulatory restrictions on our ability to pay dividends. Accordingly, Bancorp's ability to pay dividends will depend on whether we are permitted to, and actually do, pay dividends to Bancorp. Any dividend that we may pay to Bancorp following the Reorganization may be used by Bancorp for purposes other than the payment of dividends to Bancorp stockholders.

          Because Bancorp is a newly-organized corporation, Bancorp's Board of Directors has not considered or adopted a dividend policy with respect to the Bancorp common stock or Class B common stock it will issue in the Reorganization. However, it is expected that Bancorp will follow a policy of retaining earnings for future growth and will not pay dividends to its stockholders in the foreseeable future.

Regulation

          General. The discussion of regulatory requirements set forth below does not purport to be a complete description of the applicable regulatory requirements and is qualified in its entirety by reference to the full text of the particular statutory and regulatory provisions. Any change in any applicable statute or regulation could have a material effect on the business of Bancorp and us.

          Federal Regulation. Upon approval of its application to acquire all of our outstanding stock, Bancorp will be a holding company pursuant to the BHCA. As such, Bancorp's activities will be limited to the business of banking, managing or controlling banks and other subsidiaries authorized by the FRB and engaging in activities determined by the FRB to be so closely related to banking or managing and controlling banks as to be incidental thereto. In addition, Bancorp will be subject to FRB regulations, examinations, supervision and reporting requirements.

          Bancorp is required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company or merge with another bank holding company. Prior FRB approval will also be required for Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, Bancorp would, directly or indirectly, own or control more than 5% of the outstanding shares of any class of voting shares of such bank or bank holding company. In evaluating such transactions, the FRB considers such matters as the financial and managerial resources and future prospects of the companies involved, competitive factors and the convenience and needs of the communities to be served. Bank holding companies may acquire additional banks in any state, subject to certain restrictions such as deposit concentration limits. In addition to the approval of the FRB, before any bank acquisition can be completed, prior approval may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired.

          A bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the outstanding voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) finance leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association, provided that the savings association only engages in activities permitted bank holding companies.

          The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC that govern us. Generally, a bank holding company must have a total risk-weighted capital ratio of at least 8%, a core (Tier 1) capital risk-weighted ratio of at least 4% and a leverage ratio of at least 3% if it receives the FRB's highest examination rating and at least 4% otherwise.

          A bank holding company is generally required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of such company's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any statute, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. However, well-capitalized bank holding companies meeting certain other criteria are not subject to the prior approval requirement.

          The FRB has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the FRB's policies provide that dividends should be paid only if the bank holding company's net income available to common stockholders over the preceding year was sufficient to fully fund the dividends and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization's capital needs, asset quality and overall financial condition. The FRB's policies also require that a bank holding company serve as a source of managerial and financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. These regulatory policies could affect the ability of Bancorp to pay dividends or otherwise engage in capital distributions.

          Under Federal law, if a subsidiary bank of a holding company becomes undercapitalized, the bank holding company is required to guarantee compliance with a capital restoration plan until such subsidiary bank has been adequately capitalized on average for four consecutive quarters and has provided appropriate assurances of performance.

          The status of Bancorp as a bank holding company under the BHCA does not exempt it from certain Federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the Federal securities laws.

          The Company and its subsidiaries will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for the management of the Company to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Bancorp or us.

          New York State Regulation. In addition to the Federal bank holding company regulations, a bank holding company organized or doing business in the State of New York may be also subject to regulation under the NYBL. The term "bank holding company," for the purposes of the NYBL, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls, or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions. In general, a bank holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the NYBL. Under the NYBL, the prior approval of the Banking Department is required before: (i) any action is taken that causes any company to become a bank holding company; (ii) any action is taken that causes any banking institution to become or to be merged or consolidated with a subsidiary of a bank holding company; (iii) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (iv) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (v) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York bank holding companies regarding the acquisition of banking institutions which have been chartered five years or less and are located in smaller communities. Officers, directors and employees of New York bank holding companies are subject to limitations regarding loans obtained from subsidiaries. Although Bancorp will not be a bank holding company for purposes of New York law upon the Effective Time, any future acquisition of ownership, control, or the power to vote 10% or more of the voting stock of another bank or bank holding company would cause it to become such.

Legal Proceedings

          Bancorp is not a party to any legal proceeding.

OTHER MATTERS

          Our Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above. However, if any other business should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

LEGAL MATTERS

          Certain legal matters with respect to the validity of the issuance of the shares of Bancorp's common stock and Class B common stock to be issued to our shareholders pursuant to the Plan of Reorganization will be passed upon for Bancorp by Hodgson Russ LLP, Buffalo, New York.

EXPERTS

          Our financial statements as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report of Freed Maxick & Battaglia, PC, and upon the authority of said firm as experts in accounting and auditing.

          Representatives of Freed Maxick & Battaglia, PC, independent auditors, are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

ANNUAL REPORT

          A copy of our Annual Report to Shareholders for the year ended December 31, 2002 accompanies this joint proxy statement/prospectus. This Annual Report includes, among other things, our audited financial statements as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002.

SHAREHOLDER PROPOSALS

          Proposals of shareholders intended to be presented at our 2004 Annual Meeting must be received by us no later than November 23, 2003 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. If this joint proxy statement/prospectus is mailed after March 21, 2003, then shareholder proposals for inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting must be received by us no less than 120 days prior to the first anniversary of the date of mailing of this joint proxy statement/prospectus. Nothing contained herein shall be deemed to require us to include in our proxy statement and proxy relating to the 2004 Annual Meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Exchange Act and the rules and regulations promulgated thereunder.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We are, and prior to the effective date of the Reorganization will remain, subject to the information requirements of the Exchange Act and, in accordance therewith, file and will continue to file prior to the effective date, reports, proxy statements and other information with the FDIC. You may read and copy any document we file at the Registration, Disclosure and Securities Operations Unit of the FDIC at 550 Seventeenth Street, N.W., Washington, D.C. 20429. You can request copies of these documents by writing to the FDIC and paying a fee for the copying cost. Please call Ms. Marcia Fields at the FDIC at (202) 898-8913 for further information.

          This joint proxy statement/ prospectus is included as part of a registration statement on Form S-4 filed with the SEC by Bancorp with respect to the registration under the Securities Act of the shares of Bancorp's common stock and Class B common stock to be issued in the Reorganization. This joint proxy statement/ prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Bancorp, us and the shares of Bancorp common stock and Class B common stock to be issued in the Reorganization, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other document are not necessarily complete and, where any such contract or document is an exhibit to the registration statement, each statement with respect to such contract or document is qualified in all respects by the provisions of the relevant exhibit, to which reference is hereby made.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT and PLAN OF REORGANIZATION (this "Plan"), dated as of February 10, 2003, is by and between Great Lakes Bancorp, Inc., a Delaware corporation having its chief executive office at 2421 Main Street, Buffalo, New York 14214, (the "Holding Company") and Greater Buffalo Savings Bank, a New York savings bank having its chief executive office at 2421 Main Street, Buffalo, New York 14214 (the "Bank").

          WHEREAS, the authorized capital of the Bank consists of 5,000,000 shares of common stock having a par value $5.00 per share (collectively the "Bank Voting Common Stock"), of which 1,961,620 shares are issued and outstanding, and 1,000,000 shares of Class B common stock having a par value $1.00 per share (collectively the "Bank Class B Common Stock"), of which 115,750 shares are issued and outstanding; and

          WHEREAS, prior to the transaction provided for in this Plan becoming effective, the authorized capital of the Holding Company will consist of 20,000,000 shares of common stock having a par value $.001 per share (collectively the "Holding Company Voting Common Stock"), of which one (1) share will be issued and outstanding, 5,000,000 shares of Class B common stock having a par value $.001 per share (collectively the "Holding Company Class B Common Stock"), none of which will be issued and outstanding, and 5,000,000 shares of preferred stock, par value $.001 per share, none of which will be issued and outstanding; and

          WHEREAS, the Board of Directors of the Holding Company and the Board of Directors of the Bank have each unanimously approved this Plan and authorized and directed its appropriate officers to execute and submit to the Superintendent of Banks of the State of New York (the "Superintendent") for filing this Plan, the appropriate certificates and all other documents as may be required and to pay to the Superintendent the appropriate investigation fee.

          NOW, THEREFORE, in consideration of the mutual promises of the Holding Company and the Bank and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the Holding Company and the Bank agree as follows:

1. At such time as the Superintendent files in the office of the Superintendent this Plan together with a certificate of the president or secretary of the Holding Company, a certificate of the president or secretary of the Bank and the original of the approval of the Superintendent (such time being the "Effective Time"), the Holding Company will, in accordance with Section 143-a of the Banking Law of the State of New York (the "Banking Law"), become the owner for all purposes of all issued and outstanding shares of the Bank Voting Common Stock and the Bank Class B Common Stock, with full and exclusive power to vote the same, to receive all dividends thereon and to exercise all other rights of a record and beneficial owner thereof.

2. At the Effective Time, (a) each share of the Bank Voting Common Stock issued and outstanding immediately prior to the Effective Time will, without any further action by the shareholders of the Bank, by the Bank or by the Holding Company, automatically be exchanged for the same number of shares of the Holding Company Voting Common Stock, (b) each share of the Bank Class B Common Stock issued and outstanding immediately prior to the Effective Time will, without any further action by the shareholders of the Bank, by the Bank or by the Holding Company, automatically and by operation of law, be exchanged for the same number of shares of the Holding Company Class B Common Stock,

(c) the one share of the Holding Company Voting Common Stock issued and outstanding and held by the Bank immediately prior to the Effective Time will, without any further action by the stockholders of the Bank, by the Bank or by the Holding Company, automatically be canceled and (d) all of the shares of the Holding Company Voting Common Stock and Bank Class B Common Stock exchanged pursuant to clauses (a) or (b) of this Section 2 will immediately following such exchange, without any further action by the stockholders of the Bank, by the Bank or by the Holding Company, automatically be canceled, except that one share of the Holding Company Voting Common Stock shall remain outstanding and be held by the Holding Company.

3. At the Effective Time, (a) the holders of the issued and outstanding shares of the Bank Voting Common Stock, except for dissenting shareholders, will, automatically cease to own such shares and instead will own one share of the Holding Company Voting Common Stock for each share of the Bank Voting Common Stock then held, with full and exclusive power to vote the same, to receive all dividends thereon and to exercise all other rights of a record and beneficial owner thereof, and (b) holders of the issued and outstanding shares of the Bank Class B Common Stock will, automatically cease to own such shares and instead will own one share of the Holding Company Class B Common Stock for each share of the Bank Class B Common Stock then held, with full and exclusive power to receive all dividends thereon and to exercise all other rights of a record and beneficial owner thereof. For purposes of this Plan, the term "dissenting stockholder" means a holder of any of the Bank Voting Common Stock who (a) does not vote in favor of, or consent in writing to, this Plan, (b) prior to the vote of the holders of shares of the Bank Voting Common Stock concerning this Plan, files with the Bank written objection to this Plan and a statement that he, she or it intends to demand payment for his, her or its shares of the Bank Voting Common Stock if this Plan is approved and (c) within 20 days after he, she or it has been given written notice by the Bank that the holders of shares of the Bank Voting Common Stock have authorized this Plan, files with the Bank a written notice of election to dissent, all in accordance with and subject to Section 6022 of the Banking Law.

4. At the Effective Time, any certificate that, immediately prior to the Effective Time, evidenced shares of the Bank Voting Common Stock will evidence only (a) in the case of any certificate held by a holder of shares of the Bank Voting Common Stock who does not exercise his, her or its dissenters' rights under Section 6022 of the Banking Law, ownership of the same number of shares of the Holding Company Voting Common Stock and (b) in the case of any certificate held by a dissenting stockholder, the right of such dissenting stockholder to receive the fair value of the shares of the Bank Voting Common Stock held by such dissenting stockholder at the time written notice of his, her or its election to dissent was filed with the Bank. At the Effective Time, any certificate that, immediately prior to the Effective Time, evidenced shares of the Bank Class B Common Stock will evidence only ownership of the same number of shares of the Holding Company Class B Common Stock. After the Effective Time, no holder of any certificate that, immediately prior to the Effective Time, evidenced shares of the Bank Voting Common Stock or the Bank Class B Common Stock will be entitled to (a) vote any of the Bank Voting Common Stock, (b) receive dividends on any of the Bank Voting Common Stock or any of the Bank Class B Common Stock or (c) exercise any other right of a record or beneficial owner of any of the Bank Voting Common Stock or any of the Bank Class B Common Stock.

5. As contemplated by Section 143-a of the Banking Law, this Plan will be submitted to the holders of the Bank Voting Common Stock at an annual meeting of the shareholders of the Bank called and held in accordance with Section 6002 of the Banking Law (the "Annual Meeting").

6. If this Plan is approved at the Annual Meeting by the holders of at least two-thirds of the Bank Voting Common Stock, thereafter and until the Effective Time, or until such time as this Plan is terminated, the Bank will not issue any certificate evidencing shares of the Bank Voting Common Stock or shares of the Bank Class B Common Stock, whether upon transfer or otherwise, unless the certificate bears a legend, the form of which must be approved by the Board of Directors of the Holding Company and the Board of Directors of the Bank, indicating that this Plan has been approved by the holders of the shares of the Bank Voting Common Stock and that any share of the Bank Voting Common Stock or the Bank Class B Common Stock evidenced by such certificate is subject to acquisition by the Holding Company pursuant to this Plan. Certificates for the shares of the Bank Voting Common Stock held by dissenting shareholders will be transferable only in accordance with Section 6022 of the Banking Law. As soon as practicable after the Effective Time, the Bank will deliver or cause to be delivered to the Holding Company or its nominee a certificate or certificates evidencing all of the issued and outstanding shares of the Bank Voting Common Stock and the Bank Class B Common Stock, and the Holding Company will make arrangements, as authorized by its Board of Directors, whereby any holder of shares of the Bank Voting Common Stock who did not exercise his, her or its dissenter's rights under Section 6022 of the Banking Law may exchange any certificate held by him, her or it bearing the name of the Bank but evidencing shares of the Holding Company Voting Common Stock for a certificate bearing the name of the Holding Company and evidencing the same number of shares of the Holding Company Voting Common Stock, and the holder of shares of the Bank Class B Common Stock may exchange any certificate held by him, her or it bearing the name of the Bank but evidencing shares of the Holding Company Class B Common Stock for a certificate bearing the name of the Holding Company and evidencing the same number of shares of the Holding Company Class B Common Stock.

7. At the Effective Time, the Holding Company will automatically and without further action on its part be deemed to adopt and assume the rights and obligations of the Bank under the Greater Buffalo Savings Bank 2000 Stock Option Plan and the Greater Buffalo Savings Bank 2002 Stock Option Plan (collectively the "Stock Option Plans" and individually a "Stock Option Plan"), and the provisions of each Stock Option Plan will thereafter apply only to shares of the Holding Company Voting Common Stock in the same manner and on the same terms and conditions as previously applied to shares of the Bank Voting Common Stock. The Stock Option Plans will be transferred to, and will be continued as, stock option plans of the Holding Company. As of the Effective Time, the Board of Directors of the Holding Company will approve and direct the amendment of the Stock Option Plans to reflect such transfer and continuation.

8. At the Effective Time, each option then outstanding under either Stock Option Plan that immediately prior to the Effective Time had given the holder of such option the right to purchase shares of the Bank Common Voting Stock will, automatically and without further action on the part of such holder, be converted into an option giving such holder the right to purchase the same number of shares of the Holding Company Voting Common Stock at the same exercise price, and in accordance with the same other terms and conditions, as pertained to such option under such Stock Option Plan immediately prior to the Effective Time. As of the Effective Time, the Board of Directors of the Holding Company will approve and direct the amendment of the options awarded under the Stock Option Plans to reflect such conversion.

9. This Plan and the acquisition provided for in this Plan will not become effective at the Effective Time unless all of the following conditions have occurred:

          (a) This Plan has been approved at the Annual Meeting by the vote of the holders at least two-thirds of the Bank Voting Common Stock;

          (b) The Board of Directors of the Bank and the Board of Directors of the Holding Company have duly authorized this Plan and such authorizations shall not have been revoked or modified as of the Effective Time, and the Bank and the Holding Company have each duly executed and delivered this Plan to each other;

          (c) This Plan has been approved by the Superintendent;

          (d) Neither the Federal Reserve Bank of New York nor the Board of Governors of the Federal Reserve System has objected to the notice of the proposed holding company formation submitted by the Holding Company to the Federal Reserve Bank of New York in accordance with Section 3(a)(5)(C) of the Bank Holding Company Act of 1956, as amended, and its implementing rules and regulations;

          (e) The Bank has taken, with the cooperation of the Holding Company, all action necessary to file with the Federal Deposit Insurance Corporation (the "FDIC") in accordance with the FDIC's rules and regulations, a proxy statement relating to the Annual Meeting (the "Proxy Statement") and the Proxy Statement has been mailed to the holders of the Bank Voting Common Stock in accordance with such rules and regulations;

          (f) The shares of the Holding Company Voting Common Stock to be issued to the holders of shares of the Bank Voting Common Stock and the shares of the Holding Company Class B Common Stock to be issued to the holders of the Bank Class B Common Stock pursuant to this Plan have been registered or qualified for such issuance without registration to the extent required under the Securities Act of 1933 and under all applicable federal and state securities statutes and regulations;

          (g) The Bank has received a favorable ruling from the Internal Revenue Service or an opinion from its counsel in form and substance satisfactory to the Bank with respect to the federal income tax consequences of this Plan and the transactions contemplated by this Plan; and

          (h) The Bank has received all other consents, opinions of counsel, permissions and approvals required by applicable law or agreement to be received or obtained by the Bank, and the Holding Company has received all other consents, opinions of counsel, permissions and approvals required by applicable law or agreement to be received by the Holding Company, prior to consummation of the acquisition provided for in this Plan and prior to the Holding Company's having and exercising all rights of ownership with respect to all of the issued and outstanding shares of the Bank Voting Common Stock and the Bank Class B Common Stock acquired by it thereby.

10. This Plan may be terminated by the Holding Company or the Bank at any time prior to the Effective Time notwithstanding any approval of this Plan by the holders of the Bank Voting Common Stock if (a) the number of shares of the Bank Voting Common Stock held by holders of any thereof who have indicated an intention to exercise their rights under Section 6022 of the Banking Law makes the consummation of this Plan inadvisable in the opinion of the Board of Directors of the Holding Company or the Board of Directors of the Bank, (b) any action, suit, proceeding or claim relating to this Plan that makes the consummation of this Plan inadvisable in the opinion of the Board of Directors of the Holding Company or the Board of Directors of the Bank has been instituted, made or threatened, (c) this Plan is not consummated on or before September 30, 2003 or (d) for any other reason the consummation of this Plan is deemed inadvisable by the Board of Directors of the Holding Company or the Board of Directors of the Bank. Termination of this Plan will be effected by written notice delivered by the terminating party to the other party. Upon giving such written notice to the other party, the terminating party will simultaneously furnish a copy of such written notice to the Superintendent. Upon termination of this Plan, this Plan will be void and there will be no liability under this Plan or on account of such termination on the part of the Holding Company, the Bank or any of the directors, officers, employees, agents or holders of shares of stock of either of them, except that the Bank will pay the fees and expenses incurred by itself and the Holding Company in connection with the transactions provided for in this Plan.

11. This Plan will be submitted to the Superintendent for approval and for filing in accordance with the provisions of Section 143-a of the Banking Law, accompanied by the certificates of the Holding Company and the Bank required by Section 143-a of the Banking Law and a written request from the Bank that this Plan not be filed by the Superintendent until such future time as the Superintendent has received written notification from the Bank and the Holding Company that all conditions to the effectiveness of this Plan specified in Section 9 other than the condition specified in subsection (c) of Section 9 have been satisfied. Upon the satisfaction of all such conditions other than the condition specified in subsection (c) of Section 9, the Bank and the Holding Company will deliver to the Superintendent written notification of the satisfaction of such conditions.

12. Any dissenting stockholder who complies with the provisions of Section 6022 of the Banking Law and all other applicable law will be entitled to receive from the Bank, upon surrender by such holder of any certificate that previously evidenced such shares, the fair value of such shares owned by him, her or it at the time written notice of election to dissent was filed by him, her or it with the Bank in accordance with Section 6022 of the Banking Law. Certificates obtained by the Bank, upon payment of the agreed value of the shares previously evidenced thereby or of the amount due under a final court order as provided for in Section 6022 of the Banking Law, will be canceled. Shares of the Holding Company Voting Common Stock to which any dissenting stockholder would have been entitled had he, she or it not dissented as provided in Section 6022 of the Banking Law will be deemed to constitute authorized but unissued shares of the Holding Company Common Stock and may be sold or otherwise disposed of by the Holding Company at the discretion of, and on such terms as may be fixed by, its Board of Directors.

13. This Plan will be governed by and construed in accordance with the internal law of the State of New York, without regard to conflicts of laws principles.

          IN WITNESS WHEREOF, the Holding Company and the Bank have caused this Plan to be executed as of the date first above written.

GREAT LAKES BANCORP, INC.

By: __________________________________
Name:
Title:

GREATER BUFFALO SAVINGS BANK

By: __________________________________
Name:
Title:

ANNEX B

Section 6022 of the New York Banking Law

PROCEDURE TO ENFORCE STOCKHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

          1. A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

          2. Within ten days after the stockholders' authorization date, which term as used in this section means the date on which the stockholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.

          3. Within twenty days after the giving of notice to him, any stockholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.

          4. A stockholder may not dissent as to less than all of the shares, held by him of record that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominees or fiduciary.

          5. Upon filing a notice of election to dissent, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. Withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

          6. At the time of filing the notice of election to dissent or within one month thereafter the stockholder shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his certificates for such notation as herein specified shall, at the option of the

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 corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had after filing his notice of election.

          7. Within seven days after the expiration of the period within which stockholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger, the receiving corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer upon the surrender of the certificate representing such shares.

          8. The following procedure shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (a) The corporation or, in the case of a merger, the receiving corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares.

          (b) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's right shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (c) All dissenting stockholders, excepting those who, as provided in subdivision seven, have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against the shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (d) The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the

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purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders' authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

          (e) The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (f) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the stockholders' authorization date to the date of payment. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (g) The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the corporation, or, in the case of a merger, the receiving corporation, except that all or any part of such costs and expenses may be apportioned and assessed, as the court may determine, against any or all of the dissenting stockholders who are parties to the proceeding if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Such expenses shall include reasonable compensation for and the reasonable expenses of the appraiser, but shall exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, awards such fees and expenses. In exercising such discretion, the court shall consider any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which such corporation offered to pay; (B) that no offer was made by such corporation; and (C) that such corporation failed to institute the special proceeding within the period specified therefor.

          (h) Within sixty days after final determination of the proceeding, the corporation or, in the case of a merger, the receiving corporation, shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates representing his shares.

          9. Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall be dealt with as provided in section five thousand fourteen, except that, in the case of a merger, they shall be disposed of as provided in the plan of merger or consolidation.

          10. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subdivision five, and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

          11. Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section six thousand five.

          Added L.1964, c. 849, SS 1, eff. Sept. 1, 1964.

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ANNEX C

CERTIFICATE OF INCORPORATION

OF

GREAT LAKES BANCORP, INC.

_____________________________________________

Under Section 102 of the
General Corporation Law of the State of Delaware

          FIRST:       The name of the Corporation is GREAT LAKES BANCORP, INC.

          SECOND:  The address of the Corporation's registered office in the State of Delaware is Corporate Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

          THIRD:       The purposes of the Corporation are to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

          FOURTH:   (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30,000,000; consisting of shares of common stock and shares of preferred stock. The shares of common stock shall be divided into two (2) classes, designated as "Common Stock" and "Class B Common Stock." The number of authorized shares of Common Stock shall be 20,000,000 shares, having a par value of $.001 per share. The number of authorized shares of Class B Common Stock shall be 5,000,000 shares, having a par value of $.001 per share. The number of authorized shares of Preferred Stock shall be 5,000,000 shares, having a par value of $.001 per share.

                              (b) The shares of Common Stock and Class B Common Stock will be identical in all respects and will entitle the holders thereof to the same rights, privileges and preferences, except that the Class B Common Stock shall be non-voting stock and the holders thereof shall not be entitled to vote upon any matters upon which stockholders have the right to vote. The shares of Common Stock shall entitle the holder thereof to one (1) vote for each share upon all matters upon which stockholders have the right to vote.

                              (c) The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more class or series, without further stockholder approval. The

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Board of Directors of the Corporation (the "Board of Directors") is hereby authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon each class or series of Preferred Stock, and the number of shares constituting any such class or series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such class or series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any class or series of Preferred Stock prior or subsequent to the issue of such class or series, but not below the number of shares of such class or series then outstanding. In the event that the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution of the Board of Directors originally fixing the number of shares of such class or series.

          FIFTH: The name and mailing address of the sole incorporator is Chantel M. Burns, c/o Hodgson Russ LLP One M&T Plaza, Suite 2000, Buffalo, New York 14203-2391.

          SIXTH:       (a) Until such time as the Corporation acquires all of the outstanding shares of capital stock of the Greater Buffalo Savings Bank (the "Holding Company Formation"), the number of directors of the Corporation ("Directors") shall be one (1). At and after the time of the Holding Company Formation, the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) Directors. Within the foregoing limits, the number of Directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Board of the Directors.

                              (b)  At and after the time of the Holding Company Formation, the Board of Directors shall be divided into three (3) classes, as nearly equal in number as reasonably possible in respect of term of office. The initial terms of the Directors will be staggered so that Directors of one class will be elected at each annual meeting of stockholders, with the initial term of office of the first class of such Directors to expire at the first annual meeting of stockholders or special meeting in lieu thereof held after the Holding Company Formation, the initial term of office of the second class of such Directors to expire at the second annual meeting of stockholders or special meeting in lieu thereof held after the Holding Company Formation and the initial term of office of the third class of such Directors to expire at the third annual meeting of stockholders or special meeting in lieu thereof held after the Holding Company Formation; provided, however, that in each case Directors shall continue to serve until their successors are elected and qualified. Notwithstanding anything in this Certificate of Incorporation to the contrary, the sole Director at the time of the Holding Company Formation shall be entitled to elect the additional Directors to the Board of Directors and designate the class in which each Director shall serve. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

                              (c) Any or all of the Directors may be removed at any time, but only for cause and by the affirmative vote of the holders of at least eighty (80) percent of the total votes eligible to be cast by the holders of all outstanding shares of any class or series of stock of the Corporation entitled to vote generally in the election of Directors at a meeting of stockholders expressly called for that purpose.

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          SEVENTH: Election of Directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

          EIGHTH:  At and after the time of Holding Company Formation, stockholders may not take action required or permitted to be taken by the stockholders by written consent without a meeting but must take any such action only at an annual or special meeting of stockholders duly called in accordance with the provisions of the GCL, the bylaws of the Corporation and this Certificate of Incorporation.

          NINTH: In taking action, including, without limitation, action which may involve or relate to a change or potential change in the control of the Corporation, the Board of Directors shall be entitled to consider, without limitation, both the long-term and the short-term interests of the Corporation and its stockholders and the effects that the Corporation's actions may have in the short-term or in the long-term upon any of the following:

                              (i) the prospects for potential growth, development, productivity and profitability of the Corporation;

                              (ii) the Corporation's current employees;

                              (iii) the Corporation's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Corporation;

                              (iv) the Corporation's customers and creditors; and

                              (v) the ability of the Corporation to provide, as a going concern, products, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business.

          Nothing in this Article NINTH shall create any duties owed by any Director to any person or entity to consider or afford any particular weight to any of the foregoing or abrogate any duty of the Directors, either statutory or recognized by common law or court decisions. For purposes of this Article NINTH 'control' shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation whether through the ownership of voting stock of such corporation, the ownership of voting stock of any company which possesses such power or otherwise.

          TENTH: No Director of the Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages or for any breach of fiduciary duty as a Director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a Director, to the extent such liability is imposed by applicable law, (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 or successor provisions of the GCL or (iv) for any transaction in which the Director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a Director for any act or omission if such elimination or limitation is prohibited by the GCL. No repeal or amendment of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring prior to such repeal or

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amendment. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each Director shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

          ELEVENTH: In furtherance and not in limitation of the powers conferred by GCL or other applicable law, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind any or all bylaws of the Corporation. In addition, any or all of the bylaws may be amended by the affirmative vote of the holders of not less than eighty percent (80%) of the total votes eligible to be cast by the holders of all outstanding shares of any class or series of stock of the Corporation entitled to vote generally in the election of Directors at a meeting of stockholders expressly called for that purpose.

          TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the GCL or applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles SIXTH, EIGHTH, TENTH, ELEVENTH and TWELFTH of this Certificate of Incorporation may not be amended, altered, changed or repealed in any respect without the affirmative vote of the holders of at least eighty (80) percent of the total votes eligible to be cast by the holders of all outstanding shares of any class or series of stock of the Corporation entitled to vote generally in the election of Directors at a meeting of stockholders expressly called for that purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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          THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is her act and deed and the facts herein are true and, accordingly, has hereunto set her hand this 4th day of February, 2003.

/s/ Chantel M. Burns
Chantel M. Burns, Incorporator

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ANNEX D

BYLAWS

OF

GREAT LAKES BANCORP, INC.

          The principal office of Great Lakes Bancorp, Inc. (the "Corporation") shall be located in the County of Erie, State of New York. The Corporation may also have other offices at such other places as the Board of Directors (the "Board") from time to time designates or the business of the Corporation may require.

ARTICLE I
STOCKHOLDERS

          Section 1. Annual Meetings. An annual meeting of the stockholders of the Corporation (the "Stockholders"), for the election of directors to succeed those whose terms expire and for the transaction of any other business as may properly come before such meeting, shall be held at such time and at such place as may be designated by the Board.

          Section 2. Special Meetings. Special meetings of the Stockholders, for any purpose, may be called by resolution adopted by the affirmative vote of not less than three-fourths (3/4) of the Entire Board (as defined in Section 1B of Article II) and shall be called by the Secretary upon the written request of the holders of record of not less than seventy-five percent (75%) of the outstanding shares ("Outstanding Voting Shares") of stock of the Corporation entitled to vote generally in the election of directors at a meeting of Stockholders called for that purpose. Special meetings shall be held at such time and at such place as may be designated by the Board. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting.

          Section 3. Notice of Meetings. Except as otherwise provided in these Bylaws or required by the Delaware General Corporation Law ("Delaware Law") or the Certificate of Incorporation of the Corporation, as amended from time to time (the "Certificate of Incorporation"), written notice of the place, date and time of any meeting of Stockholders, and the purpose or purposes for which the meeting is called, shall be delivered either personally or by mail, not less than ten (10) nor more than sixty (60) days before the date on which such meeting is to be held, to each Stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail, with postage thereon prepaid, addressed to the Stockholder at his or her address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 5 of this Article I, or at such other address as the Stockholder shall have furnished in writing to the Secretary. Notice of any special meeting shall indicate that the notice is being issued by or at the direction of the person or persons calling such meeting. When any meeting of Stockholders, either annual or special, is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which such adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given to each Stockholder of record on the new record date in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

          Section 4. Waiver of Notice. Notice of meeting need not be given to any Stockholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Stockholder at a meeting, in person or by proxy, without objecting at the beginning of the meeting to the lack of notice of such meeting, shall constitute a waiver of notice by such Stockholder.

          Section 5. Fixing of Record Date. In order that the Corporation may determine the Stockholders entitled to notice of, or to vote at, any meeting of Stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or for the purpose of any other lawful action, the Board may fix a record date, which record date (i) shall not precede the date on which the resolution fixing the record date is adopted and (ii) shall not be more than sixty (60) days nor less than ten (10) days prior to the date of any meeting of Stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, (i) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which such notice is given or, if notice is waived, at the close of business on the day next preceding the day on which such meeting is held and (ii) the record date for determining Stockholders entitled to receive payment of a dividend or other distribution or allotment of any rights or for any other purpose shall be at the close of business on the day on which the Board adopts a resolution relating thereto. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

          Section 6. Quorum. At any meeting of the Stockholders, the holders of a majority of all of the outstanding shares of the capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that a greater number may be required by Delaware Law or the Certificate of Incorporation. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to the vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time. When a quorum is once present to organize a meeting, such quorum is not broken by the subsequent withdrawal of any Stockholders.

          Section 7. Conduct of Meetings. The Chairman of the Board of Directors or, in his or her absence, the Vice Chairman of the Board of Directors, if any, or, in his or her absence, the Chief Executive Officer of the Corporation, or in his or her absence, such other person as may be chosen by a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of Stockholders and act as chairman thereof. The Secretary or, in his or her absence, such other person as the chairman of the meeting shall appoint, shall serve as secretary of the meeting. The chairman of any meeting of Stockholders shall (i) conduct such meeting in accordance with the best interests of the Corporation, (ii) have the authority and discretion to establish reasonable procedural rules for the conduct of such meeting and (iii) have the authority to adjourn the meeting from time to time and from place to place as he or she may deem necessary and in the best interests of the Corporation.

          Section 8. Notice of Stockholder Business and Nominations.

          A. Annual Meetings of Stockholders. Nominations of persons for election to the Board and the proposal of business to be considered by the Stockholders at an annual meeting of Stockholders may be made (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board or (iii) by any Stockholder who (A) was a Stockholder of record at the time of giving of notice of such meeting as provided in this Section 8, (B) is entitled to vote at such meeting and (C) complies with the notice procedures set forth in this Section.

          B. Special Meetings of Stockholders. At a special meeting of Stockholders, only such business shall be conducted as shall have been brought before such meeting pursuant to the notice of meeting given pursuant to Section 3 of this Article I. Nominations of persons for election to the Board may be made at a special meeting of Stockholders at which directors are to be elected (i) by or at the direction of the Board or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any Stockholder who (A) was a Stockholder of record at the time of giving of notice of such special meeting, (B) is entitled to vote at such meeting and (C) complies with the notice procedures set forth in this Section 8.

          C. Certain Matters Pertaining to Stockholder Business and Nominations.

               (1) For nominations or other business to be properly brought before an annual meeting of Stockholders by a Stockholder or for nominations to be brought before a special meeting of Stockholders by a Stockholder, such Stockholder shall have given timely notice thereof in writing (the "Stockholder's Notice") to the Secretary. To be timely, a Stockholder's Notice pertaining to an annual meeting of Stockholders shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the preceding year's mailing date for Stockholder proxy materials; provided, however, that in the event that the date of such annual meeting of Stockholders is more than thirty (30) days before or more than thirty (30) days after the date of the annual meeting of Stockholders for the preceding year, or if an annual meeting of Stockholders was not held in the preceding year, the Stockholder' Notice to be timely must be so delivered and received by the later of (i) the close of business on the ninetieth (90th) day prior to the date of such annual meeting of Stockholders and (ii) the close of business on the tenth (10th) day following the day on which public announcement (as defined below) of the date of such annual meeting of Stockholders is made by the Corporation.

               (2) In the event the Corporation calls a special meeting of Stockholders for the purpose of electing one or more directors to the Board, any Stockholder may nominate a person or persons for election to such position(s) as specified in the Corporation's notice of meeting, if the Stockholder's Notice is delivered to, and received by, the Secretary at the principal executive offices of the Corporation by the later of (i) the close of business on the ninetieth (90th) day prior to the date of such special meeting of Stockholders and (ii) the close of business on the tenth (10th) day following the day on which public announcement of the date of such special meeting of Stockholders and of the nominees proposed by the Board to be elected at such special meeting of Stockholders is made by the Corporation.

               (3) Any Stockholder's Notice given pursuant to this Section 8 shall set forth: (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before an annual meeting of Stockholders, a brief description of the business desired to be brought before such meeting, the reasons for conducting such business at such meeting and any material interest in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (iii) as to the Stockholder giving the notice, the name and address of such Stockholder as it appears on the books of the Corporation and the class and number of shares of the Corporation that are owned beneficially and held of record by such Stockholder and such beneficial owner.

          D. General.

               (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 8 shall be eligible to serve as directors of the Corporation, and only such business shall be conducted at an annual or special meeting of the Stockholders as shall have been brought before such meeting in accordance with the procedures set forth in this Section 8. The chairman of the meeting shall have the power and authority to determine whether a nomination or any business proposed was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 8 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective nomination or business proposal shall be disregarded.

               (2) For purposes of this Section 8, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

               (3) Notwithstanding the foregoing provisions of this Section 8, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth herein. Nothing contained in this Section 8 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

          Section 9. Voting; Proxies. Unless otherwise provided by Delaware Law or in the Certificate of Incorporation, each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to one (1) vote for each share of capital stock which has voting power upon the matter in question held by such Stockholder on the date fixed pursuant to the provisions of Section 5 of Article I as the record date for the determination of the Stockholders to be entitled to notice of, or to vote at, such meeting. Each Stockholder entitled to vote at any meeting of Stockholders may vote in person or by proxy authorized by an instrument in writing delivered to the secretary of such meeting at or prior to the time designated in the order of business for so delivering such proxies. At all meetings of Stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Delaware Law or the Certificate of Incorporation, a majority of the votes cast at a meeting of Stockholders shall be necessary to authorize any corporate action to be taken by vote of Stockholders. Unless required by Delaware Law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by written ballot. On a vote by written ballot, each written ballot shall be signed by the Stockholder voting, or by his proxy, and shall state the number of shares voted.

          Section 10. Inspectors of Election. In advance of any meeting of Stockholders, the Board shall appoint one or more inspectors to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed or if any of them shall fail to appear or is unable or refuses to act, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors shall determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result and do such acts as are proper to conduct the election or vote with fairness to all Stockholders. On request of the chairman of the meeting or any Stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be Stockholders.

          Section 11. No Action Without Meeting. Effective upon the closing of the Corporation's acquisition of all of the outstanding capital stock of Greater Buffalo Savings Bank (the "Holding Company Formation"), Stockholders may not take action required or permitted to be taken by the Stockholders by written consent without a meeting but must take any such action only at an annual or special meeting of Stockholders duly called in accordance with the provisions of Delaware Law, the Certificate of Incorporation and these Bylaws.

          Section 12. Stockholders List. A complete list of Stockholders entitled to vote at any meeting of Stockholders, arranged in alphabetical order and showing the address of each Stockholder and the number of shares registered in his or her name, shall be open to the examination of any Stockholder for any purpose germane to such meeting for a period of at least ten (10) days prior to any Stockholders meeting (i) on a reasonably accessible electronic network, provided, however, that the information required to gain access to such list is provided with the notice of such meeting or (ii) during ordinary business hours at the principal place of business of the Corporation, as the Board shall determine. In the event that the Board determines to make such list available on an electronic network, the Board may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall also (i) be produced and kept at the time and place of such meeting during the whole time thereof, (ii) be available during such meeting for inspection by any Stockholder who is present and (iii) be presumptive evidence of the identity of Stockholders entitled to vote at such meeting and the number of shares held by each of them.

ARTICLE II
BOARD OF DIRECTORS

          Section 1. General Powers, Number, Election; Tenure and Qualification.

          A. General Authority and Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not, by Delaware law or the Certificate of Incorporation, directed or required to be exercised or done by the Stockholders.

          B. Number of Directors. Until such time as the Corporation consummates the Holding Company Formation, the number of directors shall be one (1). At and after the time of the Holding Company Formation, the Board shall consist of not less than five (5) nor more than twenty-five (25) directors. Within the foregoing limits, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. As used in these Bylaws, the phrase "Entire Board" refers to, at any particular time, the total number of directors in office, whether or not present at a meeting of the Board, but disregarding vacancies.

          C. Classification of Board. At and after the time of the Holding Company Formation, the directors shall be divided into three (3) classes, as nearly equal in number as reasonably possible in respect of term of office, each class to contain, as nearly as may be practicable, one-third (1/3) of the Entire Board. The initial terms of the directors will be staggered so that directors of one class will be elected at each annual meeting of Stockholders, with the initial term of office of the first class of such directors to expire at the first annual meeting of Stockholders or special meeting in lieu thereof held after the Holding Company Formation, the initial term of office of the second class of such directors to expire at the second annual meeting of Stockholders or special meeting in lieu thereof held after the Holding Company Formation and the initial term of office of the third class of such directors to expire at the third annual meeting of Stockholders or special meeting in lieu thereof held after the Holding Company Formation; provided, however, that in each case directors shall continue to serve until their successors are elected and qualified. At each annual meeting of Stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of Stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

          D. Qualifications. Each director shall be at least twenty-one (21) years of age and at least fifty percent (50%) of the directors shall be citizens of the United States.

          Section 2. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall, if reasonably possible, be apportioned by the Board among the three (3) classes of directors so as to ensure that no class has more than one (1) director more than any other class. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by Delaware Law or in the Certificate of Incorporation, may exercise the powers of the full Board until the vacancy is filled. Notwithstanding anything in these Bylaws to the contrary, the sole director of the Corporation at the time of the Holding Company Formation shall be entitled to appoint the additional directors to the Board and designate the class in which each director shall serve.

          Section 3. Resignation and Removal. Any director may resign at any time by delivering notice of such resignation to the Corporation, in writing or by electric transmission, at its principal place of business. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any director may be removed from office for cause by the affirmative vote of the holders of not less than eighty percent (80%) of the Outstanding Voting Shares. No director may be removed without cause.

          Section 4. Regular Meetings. Regular meetings of the Board shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board. Notice of the regular meetings of the Board need not be given except as otherwise required by Delaware Law or these Bylaws.

          Section 5. Special Meetings. Special meetings of the Board, for any purpose, may be called by the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, if any, the Chief Executive Officer of the Corporation or by a majority of the directors then in office and be held at such place, on such date and at such time as he or she or they shall fix. Notice of the place, date and time of each such special meeting and the purpose or purposes for which the meeting is called shall be mailed, postage prepaid, to each director, addressed to such director at his or her residence or usual place of business, by registered mail, return receipt requested delivered not less than three (3) days before the day on which such meeting is to be held, or shall be sent addressed to such director at such place by electronic mail, telegraph or telex, or be delivered to such director personally, by facsimile or by telephone, not less than twenty-four (24) hours before the time at which such meeting is to be held. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice, either in writing or by electronic submission. Neither the business to be transacted nor the purpose of any meeting of the Board need be specified in any written waiver of notice. The attendance or participation of a director at a special meeting shall constitute a waiver of notice of such meeting, except where a director attends or participates in a special meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

          Section 6. Quorum. At any meeting of the Board, a majority of the Entire Board, present in person or by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, shall constitute a quorum for all purposes. Once a quorum has been established at any meeting in accordance with this Section 6, it may not be broken by the departure of any director or directors. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice or waiver thereof. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

          Section 7. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electric transmission or transmissions are filed with the minutes of proceedings of the Board or such committee. Any such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

          Section 8. Participation in Meetings by Conference Telephone. Any member of the Board or of any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by such means shall constitute presence in person at such meeting.

          Section 9. Conduct of Business. At any meeting of the Board at which a quorum is present, business shall be transacted in such order and manner as the Board may determine from time to time and, except as otherwise required by Delaware Law, the Certificate of Incorporation or these Bylaws, all matters shall be determined by the vote of a majority of the directors present.

          Section 10. Compensation. The Board shall determine the compensation to be received by directors for their service as directors and as members of committees of the Board.

ARTICLE III
COMMITTEES

          Section 1. Committees. The Board by a vote of a majority of the Board, may designate from time to time one (1) or more committees of the Board, with such lawful powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees, appoint or elect one (1) or more directors to serve as the member(s), designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Except as otherwise prohibited by Delaware Law, to the extent provided in the resolution of the Board designating any committee, such committee shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the Stockholders, any action or matter expressly required by Delaware Law to be submitted to Stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation. In the absence or disqualification of any member of any committee and any alternative member in his or her place, the member(s) present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous consent appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

          Section 2. Conduct of Business. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided in these Bylaws or required by law. The presence of a majority of the then appointed members of a committee, in person or by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, shall constitute a quorum for the transaction of business by such committee. At any meeting of a committee at which a quorum is present, all matters shall be determined by the vote of a majority of the members present. Each committee shall keep written minutes of its proceedings and shall report such minutes to the Board when required. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE IV
OFFICERS

          Section 1. Number. The officers of the Corporation shall be elected by the Board and shall consist of a Chairman of the Board of Directors, , a Vice Chairman of the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the Board. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period that it may deem advisable unless otherwise required by Delaware Law.

          Section 2. Election. The officers of the Corporation shall be elected annually by the Board at its first meeting held after each annual meeting of Stockholders or as soon thereafter as is practicable. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

          Section 3. Resignation and Removal. Any officer may resign at any time by delivering notice of such resignation to the Corporation, in writing or by electric transmission, at its principal place of business. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          Section 4. Vacancies. Any vacancy occurring in any office of the Corporation due to death, resignation, removal or otherwise may be filled for the unexpired portion of the term of such vacant office by the Board at any special or regular meeting.

          Section 5. The Chairman of the Board. The Chairman of the Board of Directors shall be an officer of the Corporation for the purpose of executing agreements and other instruments on behalf of the Corporation, but need not be an employee of the Corporation. He or she shall, if present, preside at each meeting of Stockholders and of the Board, and shall be an ex-officio member of all committees of the Board. The Chairman of the Board of Directors shall perform all duties incident to such office, as well as such other duties as may from time to time be assigned to him or her by the Board.

          Section 6. The Vice Chairman of the Board. The Vice Chairman of the Board shall be an officer of the Corporation for the purpose of executing agreements and other instruments on behalf of the Corporation, but need not be an employee of the Corporation. In the absence or inability to act of the Chairman of the Board of Directors, the Vice Chairman of the Board shall preside at all meetings of Stockholders and of the Board. The Vice Chairman of the Board shall have such other powers and perform such other duties as provided in these Bylaws or as may from time to time be assigned to him or her by the Board.

          Section 7. The Chief Executive Officer. The Chief Executive Officer shall have the general and active supervision and direction over the business operations and affairs of the Corporation and over the other officers, agents and employees of the Corporation. Unless otherwise provided by resolution of the Board, in the absence or inability to act of the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of Stockholders and, if a director, meetings of the Board. The Chief Executive Officer shall have such other powers and perform such other duties as provided in these Bylaws or as may from time to time be assigned to him or her by the Board.

          Section 8. The President. The President shall be, unless the Board designates otherwise, the Chief Executive Officer of the Corporation. If the President is not the Chief Executive Officer, he or she shall have general and active supervision and direction over the business operations and affairs of the Corporation and over its several officers, agents and employees, subject, however, to the direction of the Chief Executive Officer and the control of the Board. In general, the President shall have such other powers and shall perform such other duties as usually pertain to the office of President or as from time to time may be assigned to him by the Board or the Chief Executive Officer.

          Section 9. Vice Presidents. The Vice Presidents, in the order of their election or in such other order as the Board may determine, shall have and perform the powers and duties of the President whenever the President is absent or unable to act. The Vice Presidents shall also have such other powers and duties as may from time to time be assigned to them by the Board, the Chief Executive Officer or the President.

          Section 10. The Treasurer. The Treasurer shall (i) have charge and custody of, and be responsible for, all the funds and securities of the Corporation, (ii) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, (iii) cause all monies and other valuables to be deposited to the credit of the Corporation in such depositories as may be designated by the Board, (iv) receive, and give receipts for, monies due and payable to the Corporation from any source whatsoever, (v) disburse the funds of the Corporation and supervise the investment of its funds as ordered or authorized by the Board, taking proper vouchers therefor and (vi) in general, have all the powers and perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board or the Chief Executive Officer.

          Section 11. The Secretary. The Secretary shall attend all meetings of the Board and of Stockholders, shall record, or cause to be recorded, all votes and minutes of all proceedings thereof in a book to be kept for that purpose, and shall perform like duties for the committees when required. The Secretary shall give, or cause to be given, notice of all meetings of Stockholders and special meetings of the Board, as required by law or these Bylaws. The Secretary shall keep or cause to be kept accurate and complete records of the ownership of shares of the Corporation. The Secretary shall be the custodian of the seal of the Corporation and shall affix it to any document requiring it when authorized by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer or the President to do so and, when so affixed, it may be attested by his or her signature. The Secretary shall also perform such other duties as are required by these Bylaws, as may be directed by the

Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer or the President or as the Board may from time to time prescribe.

          Section 12. Execution of Instruments. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contract or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers (including any assistant officer) of the Corporation as the Board may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. Unless authorized by the Board or expressly permitted by these Bylaws, no officer or agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it pecuniary liable for any purpose or to any amount.

          Section 13. Action with Respect to Securities of other Corporations. The Chief Executive Officer, or any other officer of the Corporation authorized by the Board, shall have the power (i) to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of, or with respect to any action of stockholders of, any other corporation in which the Corporation may hold securities and (ii) otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of such corporation's securities.

ARTICLE V
CAPITAL STOCK

          Section 1. Certificates of Stock. Each Stockholder shall be entitled to a certificate signed by, or in the name of, the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates have not ceased to be such officers or officer of the Corporation.

          Section 2. Books of Account and Record of Stockholders. The books and records of the Corporation may be kept at such places, within or without the State of Delaware, as the Board may from time to time determine. The stock record books and the blank stock certificate books shall be kept by the Secretary or by any other officer or agent designated by the Board.

          Section 3. Transfer of Shares. Transfers of shares of stock of the Corporation shall be made on the stock records of the Corporation only upon authorization by the registered holder thereof, or by his attorney hereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent, and on surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. Except as otherwise provided by Delaware Law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any share or shares stand on the record of Stockholders as the owner of such share or shares for all purposes, including, without limitation, the rights to receive dividends or other distributions and to vote as such owner, and the Corporation shall not be bound to recognize any equitable or legal claim to, or interest in, any such share or shares on the part of any other person whether or not it shall have express or other notice thereof.

          Section 4. Regulations. The Board may make such additional rules and regulations, not inconsistent with these Bylaws as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one (1) or more transfer agents and one (1) or more registrars and may require all certificates for shares of stock to bear the signature or signatures of any of them.

          Section 5. Lost, Stolen or Destroyed Stock Certificates. The holder of any certificate representing shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft or destruction of such certificate, and the Corporation may issue a new certificate in the place of such certificate, and the Board may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient, as the Board in its absolute discretion shall determine, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate. Anything herein to the contrary notwithstanding, the Board, in its absolute discretion, may refuse to issue any such new certificate, except pursuant to judicial proceedings under Delaware Law.

ARTICLE VI
INDEMNIFICATION

          Section 1. Right To Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Corporation to procure a judgment in its favor (a "Proceeding"), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity (an "Other Entity"), against all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Indemnitee in connection with such Proceeding if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation. With respect to any Proceeding involving the right of the Corporation to procure judgment in its favor, any such indemnification (i) shall cover only expenses (including attorney's fees), (ii) shall be made only if such Indemnitee acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation and (iii) shall not be made with respect to any Proceeding as to which such Indemnitee has been adjudged to be liable to the Corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. Except as otherwise required by Section 3 of this Article VI, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board.

          Section 2. Prepayment of Expenses. From time to time, the Corporation shall reimburse or advance to any Indemnitee the funds necessary for the payment of expenses (including attorneys' fees) and disbursements incurred by or on behalf of such Indemnitee in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that if required by Delaware Law, such expenses or disbursements incurred by or on behalf of such Indemnitee may be paid in advance of such final disposition only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay such amount so advanced if it should be ultimately determined by final judicial decision from which there is no further right of appeal that such Indemnitee is not entitled to be indemnified by the Corporation for such expenses under this Article VI or otherwise.

          Section 3. Claims. If a claim for indemnification or payment of expenses under this Article VI is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under Delaware Law, any other applicable law, the Certificate of Incorporation, these Bylaws, any agreement, any vote of Stockholders or disinterested directors, or otherwise, and shall continue as to any such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

          Section 5. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or Other Entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of Delaware Law, the Certificate of Incorporation or these Bylaws.

          Section 6. Amendment or Repeal. The provisions of this Article VI shall be a contract between the Corporation, on the one hand, and each person entitled to indemnification under this Article VI, on the other hand, pursuant to which the Corporation and each such person intend to be, and shall be, legally bound. No repeal or modification of this Article VI or the Certificate of Incorporation shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any act or omission occurring prior to the time of such repeal or modification.

          Section 7. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as provided in this Article VI for the indemnification of, and advancement of expenses to, directors and officers of the Corporation.

          Section 8. Definitions. For purposes of this Article VI: (i) the term "Corporation" shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; (ii) the term "at the request of the Corporation" shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; (iii) any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses and (iv) any action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be an action not opposed to the best interests of the Corporation.

ARTICLE VII
MISCELLANEOUS

          Section 1. Inspection of Books and Records. Any Stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation's stock ledger, a list of its Stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person's interest as a Stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the Stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

          Section 2. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

          Section 3. Corporate Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be required by Delaware Law and as approved from time to time by the Board.

          Section 4. Fiscal Year. Except as otherwise determined by the Board from time to time, the fiscal year of the Corporation shall end on the last day of December of each year.

          Section 5. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done in a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, (i) calendar days shall be used, (ii) the day such act is performed shall be excluded and (iii) the day such event occurs shall be included.

          Section 6. Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

          Section 7. Pronouns. Wherever the context may require, any pronouns used in these Bylaws shall include the corresponding masculine, feminine or neuter forms.

          Section 8. Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, Delaware Law or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency, but shall otherwise be given full force and effect.

ARTICLE VIII
AMENDMENTS

          These Bylaws may be adopted, repealed, altered, amended or rescinded, and new bylaws made, by the Board, when such power is conferred upon the Board by the Certificate of Incorporation. In addition, These Bylaws may be adopted, repealed, altered, amended or rescinded, and new bylaws made, by the affirmative vote of the holders of not less than eighty percent (80%) of the Outstanding Voting Shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Item 21. Exhibits and Financial Statement Schedules

          (a)           See Index of Exhibits.

          (b)           Not applicable

          (c)           Not applicable.

Item 22.            Undertakings

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling

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 person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on February 14, 2003.

GREAT LAKES BANCORP, INC.
By: s/ Andrew w. Dorn, Jr.
Andrew W. Dorn, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew W. Dorn, Jr. and Louis Sidoni, or either of them, as his attorney in fact, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrew W. Dorn, Jr.	President, Chief Executive Officer, Treasurer and Director (Principal Executive Officer)	February 14, 2003
Andrew W. Dorn, Jr.

/s/ Kim S. Destro	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 14, 2003
Kim S. Destro

/s/ Louis Sidoni	Executive Vice President, Secretary and Director	February 14, 2003
Louis Sidoni
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/s/ Barry M. Snyder	Chairman of the Board of Directors	February 14, 2003
Barry M. Snyder
	Vice Chairman of the Board of Directors	February 14, 2003
/s/ William A. Evans
William A. Evans

/s/ Frederick A. Wolf	Assistant Secretary and Director	February 14, 2003
Frederick A. Wolf

/s/ Sarah Hill Buck	Director	February 14, 2003
Sarah Hill Buck

/s/ Carolyn B. Frank	Director	February 14, 2003
Carolyn B. Frank

/s/ Fred J. Hanania	Director	February 14, 2003
Fred J. Hanania

/s/ Luiz F. Kahl	Director	February 14, 2003
Luiz F. Kahl

/s/ Brenda Williams McDuffie	Director	February 14, 2003
Brenda Williams McDuffie

/s/ Acea M. Mosey-Pawlowski	Director	February 14, 2003
Acea M. Mosey-Pawlowski

/s/ Dennis M. Penman	Director	February 14, 2003
Dennis M. Penman

/s/ James A. Smith	Director	February 14, 2003
James A. Smith

/s/ Louis J. Thomas	Director	February 14, 2003
Louis J. Thomas

/s/ David L. Ulrich	Director	February 14, 2003
David L. Ulrich

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INDEX OF EXHIBITS

Exhibit Number	Exhibit
*2.1	Agreement and Plan of Reorganization, dated as of February 10, 2003, between the Registrant and Greater Buffalo Savings Bank.
*3.1	Certificate of Incorporation of the Registrant.
*3.2	Bylaws of the Registrant.
4.1	Specimen Common Share Certificate.
5.1	Opinion of Hodgson Russ LLP as to the validity of the shares registered.
8.1	Opinion of Hodgson Russ LLP as to certain tax matters.
10.1	Greater Buffalo Savings Bank 2000 Stock Option Plan
10.2	Greater Buffalo Savings Bank 2002 Stock Option Plan
10.3	Greater Buffalo Savings Bank 401(k) Retirement Savings Plan
10.4	Cartel Network Agreement dated May 14, 1999 by and between Integrated Delivery Technologies, Inc. and Greater Buffalo Savings Bank.
10.5	Back Office Services Agreement dated May 11, 1999 between Affiliated Computer Services, Inc. New York and Greater Buffalo Savings Bank.
10.6	Services Agreement between BISYS, Inc. and Greater Buffalo Savings Bank.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Hodgson Russ LLP (contained in Exhibit 5.1 to this registration statement).
23.2	Consent of Freed Maxick & Battaglia, PC.
24.1	Power of Attorney (contained in Part II of this registration statement).
99.1	Form of Proxy Card

__________

* Indicates that the exhibit is included as an Annex to the joint proxy statement/prospectus